As filed with the Securities and Exchange Commission on September 25, 2007
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-2481903
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1450 Broadway
New York, New York 10018
Telephone: (212) 730-0030
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Neil Cole, Chief Executive Officer
Iconix Brand Group, Inc.
1450 Broadway
New York, New York 10018
Telephone: (212) 730-0030
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Mittman, Esq.
Elise M. Adams, Esq.
Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Telephone: (212) 885-5555
Facsimile: (212) 885-5001

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable on or after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I. D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413 (b) under the Securities Act, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share (1)		Proposed maximum aggregate offering price(1)		Amount of registration fee
1.875% Convertible Senior Subordinated Notes due 2012	$287,500,000		100%		$287,500,000		$8,826.25
Common Stock, par value $.001 per share (2)	10,431,794	(3)		(4)		(4)		(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.

(2)	Includes preferred share purchase rights. Prior to the occurrence of certain events, the preferred share purchase rights will not be evidenced separately from the common stock.

(3)
This number represents the maximum number of shares of common stock issuable upon conversion of the 1.875% Convertible Senior Subordinated Notes due 2012 being registered hereunder (which notes are convertible into shares of our common stock only under certain limited circumstances), subject to certain customary adjustments. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered hereby also includes such indeterminate number of additional shares of common stock as may be issued upon conversion of the notes to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar events or adjustments with respect to the registrant’s common stock.

(4)	Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required in connection with the registration of the common stock issuable upon conversion of the notes.

PROSPECTUS

$287,500,000

ICONIX BRAND GROUP, INC.

1.875% Convertible Senior Subordinated Notes due 2012
and
Shares of Common Stock Issuable Upon Conversion of the Notes

We issued and sold $287,500,000 aggregate principal amount of our 1.875% Convertible Senior Subordinated Notes due 2012, or the notes, in a private offering on June 20, 2007. This prospectus may be used by selling securityholders identified in this prospectus to resell from time to time in one or more transactions their notes and shares of our common stock issuable upon conversion of the notes at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling securityholders may sell these securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation from the selling securityholders in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by any of the selling securityholders.

The notes bear interest at the rate of 1.875% per year. Interest is payable in cash semiannually in arrears on June 30 and December 31 of each year, beginning December 31, 2007. The notes will mature on June 30, 2012. The notes are our direct unsecured obligations and rank junior in right of payment to all of our existing and any of our future secured senior indebtedness, equal in right of payment to all of our existing and any of our future unsecured senior indebtedness and senior in right of payment to all of our existing and any of our future subordinated indebtedness. Creditors of each of our subsidiaries, including trade creditors, generally have priority with respect to the assets and earnings of each subsidiary over the claims of our creditors, including the holders of the notes. The notes, therefore, are effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries.

Holders may convert their notes based on a conversion rate of 36.2845 shares of our common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $27.56 per share), subject to adjustment, only under the following circumstances: (1) in the fiscal quarter after the closing price of our common stock reaches, or five business days after the trading price of the notes falls below, specified thresholds; (2) if specified distributions to holders of our common stock occur; (3) if a fundamental change, as defined herein, occurs; (4) if we choose to redeem the notes upon the occurrence of a specified accounting change, as defined herein; or (5) during the one month period from, and including, June 1, 2012 to, but excluding, the maturity date. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of notes a holder will receive an amount in cash equal to the lesser of (a) $1,000 and (b) the conversion value, determined in the manner set forth in this prospectus based on the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining conversion value. If a holder elects to convert its notes in connection with a fundamental change or in connection with a redemption upon the occurrence of a specified accounting change, we will pay, to the extent described in this prospectus, the applicable make whole premium by increasing the conversion rate applicable to such notes.

For a more detailed description of the notes, see “Description of the Notes.”

We do not intend to apply to list the notes on any securities exchange or to include the notes in any automated quotation system. The notes are currently eligible for trading in the PORTAL Market SM by qualified institutional buyers; however, any notes resold using this prospectus will no longer be eligible for trading in the PORTAL Market.

Our common stock is listed on the Nasdaq Global Market under the symbol “ICON.” On September 21, 2007, the last quoted sale price of our common stock was $23.24 per share.

Investing in these securities involves risks. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 25, 2007

About This Prospectus

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. Selling securityholders identified in this prospectus in the section entitled “Selling Securityholders,” or in a supplement to this prospectus, as described below, may from time to time use this prospectus to offer and sell, in one or more transactions, the 1.875% Convertible Senior Subordinated Notes due 2012 that we issued on June 20, 2007, which we refer to as the notes, as well as the shares of common stock issuable upon conversion of the notes. We will not receive any proceeds from the resale by any selling securityholder of the notes or the shares of common stock issuable upon conversion of the notes.

For further information about our business and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered hereby, you should review the full text of these documents. The registration statement can by obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the notes and shares of common stock being offered for resale by selling securityholders pursuant to this prospectus. Each time any selling securityholder sells securities, we may provide a prospectus supplement that will contain additional information about the terms of that offering. A prospectus supplement may also be provided to add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus, including the documents incorporated into this prospectus by reference as set forth under the heading “Incorporation of Certain Documents by Reference,” and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

i

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell nor is it a solicitation of an offer to buy any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus or incorporated by reference herein is correct as of any time subsequent to its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Except where the context requires otherwise, in this prospectus, the “Company,” “Iconix,” “we,” “us” and “our” refer to the combined business of Iconix Brand Group, Inc., a Delaware corporation, and all of its subsidiaries.

Candie’s®, Bongo®, Joe Boxer®, Rampage®, Mudd® and London Fog® are the registered trademarks of our wholly-owned subsidiary, IP Holdings LLC; Badgley Mischka® is the registered trademark of our wholly-owned subsidiary, Badgley Mischka Licensing LLC; Mossimo® is the registered trademark of our wholly-owned subsidiary, Mossimo Holdings LLC; Ocean Pacific® and OP® are the registered trademarks of our wholly-owned subsidiary, OP Holdings LLC; and Danskin®, Danskin Now® and Rocawear® are the registered trademarks of our wholly-owned subsidiary, Studio IP Holdings LLC. Each of the other trademarks, trade names or service marks of other companies appearing in this prospectus or information incorporated by reference into this prospectus is the property of its respective owner.

Forward-Looking Statements

Certain statements in this prospectus or the documents incorporated by reference in this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy protection of the safe harbor for forward-looking statement provided by that Act. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry. These statements include those relating to future events, performance and/or achievements, and include those relating to, among other things:

•	future revenues, expenses and profitability;

•	the future development and expected growth of our business;

•	projected capital expenditures;

•	future outcomes of litigation and/or regulatory proceedings;

•	competition;

•	expectations regarding the retail sales environment;

•	continued market acceptance of our current brands and our ability to market and license brands we acquire;

•	our ability to continue identifying, pursuing and making acquisitions;

ii

•	the ability of our current licensees to continue executing their business plans with respect to their product lines; and

•	our ability to continue sourcing licensees that can design, distribute, manufacture and sell their own product lines.

We have attempted to identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimate,” “project,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “plan,” “seek,” “expect,” “future” and “intend” or the negative of these terms or other comparable expressions which are intended to identify forward-looking statements. These statements are only predictions and are not guarantees of future performance. They are subject to known and unknown risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause our actual results to differ materially from those expressed or forecasted in, or implied by, the forward-looking statements. In evaluating these forward-looking statements, you should carefully consider the risks and uncertainties described in “Risk Factors” below and elsewhere in this prospectus or in documents incorporated by reference into this prospectus. These forward-looking statements reflect our view only as of the date of this prospectus or the date of the documents incorporated by reference into this prospectus. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in, or implied by, these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this prospectus or in documents incorporated by reference into this prospectus.

iii

Prospectus Summary

This summary highlights certain information about our company, the notes and the selling stockholders’ offering of the notes and shares of common stock issuable upon conversion of the notes pursuant to this prospectus. It does not contain all of the information that may be important to you and to your investment decision and is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained in, or incorporated by reference into, this prospectus, including our financial statements and the related notes. You should also carefully consider, among other things, the matters discussed in this prospectus in the section entitled “Risk Factors.”

Our company

We are a brand management company engaged in licensing, marketing and providing trend direction for our diversified and growing consumer brand portfolio. Our brands are sold across every major segment of retail distribution, from luxury to mass. As of June 30, 2007, we owned 11 iconic consumer brands and related trademarks—Candie’s, Bongo, Badgley Mischka, Joe Boxer, Rampage, Mudd, London Fog, Mossimo, Ocean Pacific, Danskin and Rocawear—which we license worldwide to leading retailers and wholesalers for use in connection with a broad variety of product categories, including women’s, men’s and children’s apparel, footwear and accessories, home furnishings and beauty and fragrance. While we retain significant approval rights under our licensing agreements in order to ensure consistency with our overall brand direction, we transfer all product design, manufacturing and distribution responsibilities to our licensees. As a result, our business model reduces the risks and investment requirements associated with more traditional operating companies and allows us to focus on our core competencies of marketing and managing brands.

Our licensing agreements provide us with a predictable stream of guaranteed minimum royalties. For the year ended December 31, 2006 and the six months ended June 30, 2007, we had revenues of $80.7 million and $69.9 million, respectively, and, as of June 30, 2007, we had approximately 150 royalty producing licenses with respect to our brands.

Our growth strategy is focused on increasing our licensing revenue from our existing brands by expanding their retail penetration, entering into new product categories and optimizing our licensees’ sales. We also intend to continue the international expansion of our brands through additional partnerships with leading licensees worldwide. Finally, we intend to continue acquiring iconic consumer brands that leverage our brand management expertise and existing infrastructure and that have applicability to a wide range of merchandise categories in order to further diversify our brand portfolio.

We were incorporated under the laws of the state of Delaware in 1978. Our principal executive offices are located at 1450 Broadway, New York, New York 10018 and our telephone number is (212) 730-0300. Our web site address, which we have included in this document as an inactive textural reference only, is www.iconixbrand.com. The information on our web site does not constitute part of this prospectus.

The offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see the section in this prospectus entitled “Description of the Notes”.

Issuer	Iconix Brand Group, Inc.

Selling securityholders
The securities to be offered and sold using this prospectus will be offered and sold by the selling securityholders named in this prospectus, or in an amendment or supplement to this prospectus. See “Selling Securityholders.”

Securities covered by this prospectus	•	$287,500,000 aggregate principal amount of our 1.875% Convertible Senior Subordinated Notes due 2012, and

	•	The shares of common stock issuable upon conversion of the notes

Maturity date of the notes	June 30, 2012.

Interest on the notes	1.875% per year, payable semiannually in arrears in cash on June 30 and December 31 of each year, beginning December 31, 2007.

Conversion rights of noteholders	Holders may convert their notes prior to the close of business on the business day before the maturity date based on the applicable conversion rate only under the following circumstances:

•
during any fiscal quarter beginning after September 30, 2007 (and only during such fiscal quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the conversion price per share, which is $1,000 divided by the then applicable conversion rate;

•
during the five business day period immediately following any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing price of our common stock for each day in that period and the conversion rate per $1,000 principal amount of notes;

	•	if specified distributions to holders of our common stock or other specified events occur;

	•	if a fundamental change occurs;

	•	if we choose to redeem the notes upon the occurrence of a specified accounting change; or

	•	during the one month period from, and including, June 1, 2012 to, but excluding, the maturity date.

The initial conversion rate is 36.2845 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $27.56 per share of common stock.

Upon conversion of each $1,000 principal amount of notes, a holder will receive, in lieu of common stock, an amount in cash equal to the lesser of (i) $1,000 and (ii) the conversion value, determined in the manner set forth in this prospectus based on a number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000 for such conversion date, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining conversion value.

Pursuant to Nasdaq Rule 4350, the maximum number of shares that we may issue upon conversion of the notes, absent stockholder approval may not exceed 19.99% of our total shares outstanding as of June 20, 2007, subject to certain adjustments. As a result, in no event will the aggregate number of shares of common stock to be issued upon conversion of any note exceed the aggregate share cap of 39.4 shares per $1,000 principal amount of notes, subject to adjustment.

When a holder surrenders notes for conversion, the conversion agent may first offer the notes to a financial institution chosen by us for exchange in lieu of conversion. The designated institution will have the option, but not the obligation (unless separately agreed to by it and us at the time), to exchange those notes for the consideration that the holder of those notes would have been entitled to receive upon conversion. We may, but will not be obligated to, enter into a separate agreement with the financial institution which would compensate it for any such transaction. As soon as practicable following the conversion date, the designated institution or we, as the case may be, will deliver through the conversion agent such consideration that the holder of those notes would have been entitled to receive upon conversion. Delivery to the holder of such full consideration will be deemed to satisfy our obligation to pay the principal amount at maturity of the note whether made by us or by the designated institution.

See “Description of the Notes—Conversion rights.”

Our repurchase of notes at holders’ option upon a fundamental change

If a fundamental change as described below under “Description of the Notes – Purchase at holders’ option upon a fundamental change” occurs, holders will have the right to require us to repurchase for cash all or any portion of their notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of the Notes—Purchase at holders’ option upon a fundamental change.”

Optional redemption of notes by us upon a specified accounting change

If a specified accounting change as described under “Description of the Notes—Optional redemption upon a specified accounting change” occurs, we may redeem the notes in whole for cash, at a price equal to 102% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Notes—Optional redemption upon a specified accounting change.”

Make whole premium on notes converted upon a fundamental change

If a fundamental change as described below under “Description of the Notes—Make whole premium upon a fundamental change” occurs, we will pay, to the extent described in this prospectus, a make whole premium on notes converted in connection with a fundamental change by increasing the conversion rate applicable to the notes.

The amount of the increase in the applicable conversion rate, if any, will be based on our common stock price and the effective date of the fundamental change. A description of how the increase in the applicable conversion rate will be determined and a table showing the increase that would apply at various common stock prices and fundamental change effective dates are set forth under “Description of the Notes—Make whole premium upon a fundamental change.”

Make whole premium on notes converted in connection with a redemption upon a specified accounting change

If we chose to redeem the notes upon a specified accounting change as described below under “Description of the Notes—Optional redemption upon a specified accounting change” and a holder chooses to convert its notes in connection with such redemption, we will pay, to the extent described in this prospectus, a make whole premium on the notes the holder converts in connection with such redemption by increasing the conversion rate applicable to such notes.

The amount of the increase in the applicable conversion rate, if any, will be based on a formula which takes into account our common stock price over a 10-day averaging period and the proposed redemption date described under “Description of the Notes—Optional redemption upon a specified accounting change.” A description of how the increase in the applicable conversion rate will be determined is set forth under “Description of the Notes—Make whole premium upon a specified accounting change.”

Ranking of the notes
The notes are our direct unsecured obligations. They are subordinated in right of payment to all of our existing and future secured senior indebtedness, rank equally in right of payment with all of our existing and any of our future unsecured senior indebtedness and are senior in right of payment to all of our existing and any of our future subordinated indebtedness, as described below under “Description of the Notes—Subordination provisions.” The notes are not guaranteed by any of our existing or any future subsidiaries and are effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries.

At June 30, 2007, we had $500.0 million of indebtedness outstanding at the parent level, including $212.0 million of secured senior indebtedness. In addition, our subsidiaries had approximately $156.9 million of outstanding liabilities at June 30, 2007, including $147.1 million of secured senior indebtedness and $9.8 million of other liabilities (including trade payables, but excluding inter-company indebtedness and deferred tax liabilities).

Under the indenture governing the notes, we are not prohibited from incurring additional debt, other than unsecured indebtedness ranking senior in right of payment to the notes, and our subsidiaries are not prohibited from incurring any additional indebtedness.

Use of proceeds
We will not receive any proceeds from the sale by the selling securityholders of the notes or the shares of common stock issuable upon conversion of the notes offered and sold under this prosectus. See “Use of Proceeds.”

Registration rights
We entered into a registration rights agreement with the initial purchasers of the notes for the benefit of the holders of the notes pursuant to which we have filed a shelf registration statement, of which this prospectus forms a part, with the SEC covering the resale of the notes and the shares of common stock issuable upon conversion of the notes.

We have agreed to use our commercially reasonable efforts to keep such shelf registration statement continuously effective, subject to certain permitted suspensions, until the earlier of (i) June 20, 2009, (ii) the sale pursuant to the shelf registration statement of all of the notes and/or the shares of common stock issuable upon conversion of the notes and (iii) the expiration of the holding period applicable to such securities held by non-affiliates under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions. We will be required to pay additional interest, subject to some limitations, to the holders of the notes if we fail to comply with our obligations to maintain the effectiveness of the registration statement (other than as permitted by the terms of the registration rights agreement) for the stated period. See “Description of the Notes—Registration rights.”

The notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000.
Trading
Our common stock is a publicly traded security on the Nasdaq Global Market and its last quoted sale price as of September 21, 2007 was $23.24 per share.

We do not intend to apply to list the notes on any securities exchange or to include the notes in any automated quotation system. The notes are currently eligible for trading in the PORTAL Market by qualified institutional buyers; however any notes sold using this prospectus will no longer be eligible for trading on the PORTAL Market. We cannot assure you that any active or liquid market will develop for the notes.

Nasdaq symbol for common stock	Our common stock is quoted on the Nasdaq Global Market under the symbol “ICON.”

Certain U.S. federal income tax considerations	See “Certain U.S. Federal Income Tax Considerations” for a discussion of the U.S. tax considerations applicable to the purchase, ownership and conversion of the notes.
Trustee, registrar, paying agent and conversion agent for the notes	The Bank of New York

Transfer agent for our common stock	Continental Stock Transfer & Trust Company

Risk factors
See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes or our common stock.

Risk Factors

You should consider carefully the following risks, together with all the other information contained in, or incorporated by reference into, this prospectus before making a decision to invest in our common stock or notes. If any of the following risks actually occurs, our business, financial condition, or results of operations may suffer. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business or financial condition in the future. Any adverse effect on our business, financial condition or operating results could result in our inability to repay the principal of and interest on the notes, a decline in the trading price of our common stock and/or our notes and your loss of all or part of your investment.

Risk factors related to our business

Our current business model is new and our operating history as solely a brand management company includes only two full fiscal years, which makes it difficult to evaluate our current business and future prospects.

We began our transition in 2003 from a procurer of manufacturing, seller and marketer of footwear and jeanswear products to a brand management company that owns, licenses and manages its own consumer brands. We only completed the elimination of our retail and manufacturing operations in mid-2004 and, therefore, have operated solely as a brand management company for only two full reporting fiscal years, which makes it difficult to evaluate our ability to successfully manage and grow our business long-term. Furthermore, our business model depends on a number of factors for its continued success, including the continued market acceptance of our brands, the production and sale of quality products by our licensees and the expansion of our brand portfolio through the acquisition of additional brands and the growth of our existing brands. While we believe our diversified brand portfolio protects us from the underperformance of any one brand and that we will be able to continue our growth through continued development of our existing brands, through the acquisition of additional brands and by expanding internationally, we cannot guarantee the continued success of our business.

The failure of our licensees to adequately produce, market and sell products bearing our brand names in their license categories could result in a decline in our results of operations.

We are no longer directly engaged in the sale of branded products and, consequently, our revenues are now almost entirely dependent on royalty payments made to us under our licensing agreements. Although the licensing agreements for our brands usually require the advance payment to us of a portion of the licensing fees and in most cases provide for guaranteed minimum royalty payments to us, the failure of our licensees to satisfy their obligations under these agreements or their inability to operate successfully or at all, could result in their breach, and/or the early termination, of such agreements, their non-renewal of such agreements or our decision to amend such agreements to reduce the guaranteed minimums due thereunder, thereby eliminating some or all of that stream of revenue. Moreover, during the terms of the license agreements, we are substantially dependent upon the abilities of our licensees to maintain the quality and marketability of the products bearing our trademarks, as their failure to do so could materially tarnish our brands, thereby harming our future growth and prospects. In addition, the failure of our licensees to meet their production, manufacturing and distribution requirements could cause a decline in their sales and potentially decrease the amount of royalty payments (over and above the guaranteed minimums) due to us. This, in turn, could decrease our potential revenues. Moreover, the concurrent failure by several of our material licensees to meet their financial obligations to us could jeopardize our ability to meet the debt service coverage ratios required in connection with our senior secured term loan facility and the asset-backed notes issued by our subsidiary, IP Holdings LLC, and/or our ability or IP Holdings’ ability to make required payments with respect to such indebtedness. The failure to meet such debt service coverage ratios or to make such required payments would, with respect to our term loan facility, give the lenders thereunder the right to foreclose on the Ocean Pacific, Danskin and Rocawear related trademarks and other related intellectual property assets securing the debt outstanding under such facility and, with respect to the IP Holdings’ notes, give the holders of such notes the right to foreclose on the Candie’s, Bongo, Joe Boxer, Rampage, Mudd and London Fog trademarks and other related intellectual property assets securing such notes. Moreover, we will be required under the terms of our term loan facility to pledge assets acquired by us in certain future acquisitions made by us with proceeds from our June 2007 sale of convertible notes as additional security under our term loan facility, which, in the event we fail to meet our debt service coverage ratios or make required payments under such facility, would give the lenders thereunder the right to foreclose on such assets as well.

Our business is dependent on continued market acceptance of our brands and the products of our licensees bearing these brands.

Although most of our licensees guarantee minimum net sales and minimum royalties to us, a failure of our brands or of products bearing our brands to achieve or maintain market acceptance could cause a reduction of our licensing revenues. Such failure could also cause the devaluation of our trademarks, which are our primary assets, making it more difficult for us to renew our current licenses upon their expiration or enter into new or additional licenses for our trademarks. In addition, if such devaluation of our trademarks were to occur, a material impairment in the carrying value of one or more of our trademarks could also occur and be charged as an expense to our operating results. Continued market acceptance of our brands and our licensees’ products, as well as market acceptance of any future products bearing our brands, is subject to a high degree of uncertainty, made more so by constantly changing consumer tastes and preferences. Maintaining market acceptance of our licensees’ products and creating market acceptance of new products and categories of products bearing our marks will require our continuing and substantial marketing efforts, which may, from time to time, also include our expenditure of significant additional funds, to keep pace with changing consumer demands. Additional marketing efforts and expenditures may not, however, result in either increased market acceptance of, or additional licenses for, our trademarks or increased market acceptance, or sales, of our licensees’ products. Furthermore, while we believe that we currently maintain sufficient control over the products our licensees’ produce under our brand names through the provision of trend direction and our right to preview and approve a majority of such products, including their presentation and packaging, we do not actually design or manufacture products bearing our marks and therefore have more limited control over such products’ quality and design than a traditional product manufacturer might have.

Our existing and future debt obligations could impair our liquidity and financial condition, and in the event we are unable to meet our debt obligations we could lose title to our trademarks.

As of June 30, 2007, we had consolidated debt of approximately $647.1 million, including secured debt of $359.1 million ($212.0 million under our senior secured term loan facility and $147.1 million under asset-backed notes issued by our subsidiary, IP Holdings). We may also assume or incur additional debt, including secured debt, in the future in connection with, or to fund, future acquisitions. Our debt obligations:

•	could impair our liquidity;

•	could make it more difficult for us to satisfy our other obligations;

•
require us to dedicate a substantial portion of our cash flow to payments on our debt obligations, which reduces the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

•	could impede us from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

•	impose restrictions on us with respect to future acquisitions;

•	make us more vulnerable in the event of a downturn in our business prospects and could limit our flexibility to plan for, or react to, changes in our licensing markets; and

•	place us at a competitive disadvantage when compared to our competitors who have less debt.

While we believe that by virtue of the guaranteed minimum royalty payments due to us under our licenses we will generate sufficient revenues from our licensing operations to satisfy our obligations for the foreseeable future, in the event that we were to fail in the future to make any required payment under agreements governing our indebtedness or fail to comply with the financial and operating covenants contained in those agreements, we would be in default regarding that indebtedness. A debt default could significantly diminish the market value and marketability of our common stock and could result in the acceleration of the payment obligations under all or a portion of our consolidated indebtedness. In the case of our term loan facility, it would enable the lenders to foreclose on the assets securing such debt, including the Ocean Pacific, Danskin and Rocawear related trademarks, and, in the case of IP Holdings’ asset-backed notes, it would enable the holders of such notes to foreclose on the assets securing such notes, including the Candie’s, Bongo, Joe Boxer, Rampage, Mudd and London Fog trademarks.

We have a material amount of goodwill and other intangible assets, including our trademarks, recorded on our balance sheet. As a result of changes in market conditions and declines in the estimated fair value of these assets, we may, in the future, be required to write down a portion of this goodwill and other intangible assets and such write-down would, as applicable, either decrease our profitability or increase our net loss.

As of June 30, 2007, goodwill represented approximately $96.5 million, or 8% of our total assets, and trademarks and other intangible assets represented approximately $746.9 million, or 61% of our total assets. Under Statement of Financial Accounting Standard No. 142, or SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and indefinite life intangible assets, including some of our trademarks, are no longer amortized, but instead are subject to impairment evaluation based on related estimated fair values, with such testing to be done at least annually. While, to date, no impairment write-downs have been necessary, any write-down of goodwill or intangible assets resulting from future periodic evaluations would, as applicable, either decrease our net income or increase our net loss and those decreases or increases could be material.

A substantial portion of our licensing revenue is concentrated with a limited number of licensees such that the loss of any of such licensees could decrease our revenue and impair our cash flows.

Our licenses with Target, Kohl's and Kmart Corporation, were our three largest licenses during the three months and six months ended June 30, 2007, representing approximately 29% and 36%, respectively, of our total revenue for such periods. Our license agreement with Kohl's grants it the exclusive U.S. license with respect to the Candie's trademark for a wide variety of product categories for an initial term expiring in December 2010; our license agreement with Kmart grants it the exclusive U.S. license with respect to the Joe Boxer trademark for a wide variety of product categories for a term expiring in December 2010; and our license agreement with Target grants it the exclusive U.S. license with respect to the Mossimo trademark for substantially all Mossimo-branded products for an initial term expiring in January 2010. Because we are dependent on these licensees for a significant portion of our licensing revenue, if any of them were to have financial difficulties affecting its ability to make guaranteed payments, or if any of these licensees decides not to renew or extend its existing agreement with us, our revenue and cash flows could be reduced substantially. In addition, as of September 2006, Kmart had not approached the sales levels of Joe Boxer products needed to trigger royalty payments in excess of its guaranteed minimums since 2004, and, as a result, when we entered into the current license agreement with Kmart in September 2006 expanding its scope to include Sears stores and extending its term from December 2007 to December 2010, we agreed to reduce its guaranteed annual royalty minimums by approximately half, as a result of which our revenue from this license has been substantially reduced.

In March 2007, we also entered into a license agreement with Roc Apparel Group LLC in connection with our acquisition of certain assets and rights of Rocawear Licensing LLC, which grants the licensee the exclusive U.S. license with respect to the Rocawear trademark for men’s and young men’s apparel for an initial term expiring in March 2012. In addition, we also acquired an agreement in March 2007 in connection with our acquisition of certain assets and rights of Danskin, Inc. and Danskin Now, Inc., which grants Wal-Mart the exclusive right to use the Danskin Now trademark for women’s and girls’ apparel and other products in the U.S. until the end of 2008. Each of these agreements provides for significant guaranteed payments to us and could represent a significant portion of our revenues in the future.

Our license agreement with Target could be terminated by Target in the event we were to lose the services of Mossimo Giannulli as our creative director with respect to Mossimo-branded products, thereby significantly devaluing the assets acquired by us in the Mossimo merger and decreasing our expected revenues and cash flows.

While we believe that there has been significant consumer acceptance of products sold under our recently-acquired Mossimo brand as a stand-alone brand, the image and reputation of Mossimo Giannulli, the creator of the brand, remain important factors to Target, the brand’s primary licensee. Target has the right under its license agreement with us to terminate the agreement if Mr. Giannulli’s services as our creative director for Mossimo-branded products are no longer available to Target, upon his death or permanent disability or in the event a morals clause in the agreement relating to his future actions and behavior is breached. Although we have entered into an agreement with Mr. Giannulli in which he has agreed to continue to provide us with his creative director services, including those required under the Target license, for an initial term expiring on January 31, 2010, there can be no assurance that he will continue to do so or that in the event we were to lose such services, Target would continue its license agreement with us. The loss of the Target license would significantly devalue the assets acquired by us in the Mossimo merger and decrease our expected revenues and cash flows until we were able to enter into one or more replacement licenses.

If we are unable to identify and successfully acquire additional trademarks, our growth may be limited, and, even if additional trademarks are acquired, we may not realize anticipated benefits due to integration or licensing difficulties.

A key component of our growth strategy is the acquisition of additional trademarks. If competitors pursue our brand management model, acquisitions could become more expensive and suitable acquisition candidates more difficult to find. In addition, even if we successfully acquire additional trademarks, we may not be able to achieve or maintain profitability levels that justify our investment in, or realize planned benefits with respect to, those additional brands. Although we seek to temper our acquisition risks by following acquisition guidelines relating to the existing strength of the brand, its diversification benefits to us, its potential licensing scale and the projected rate of return on our investment, acquisitions, whether they be of additional intellectual property assets or of the companies that own them, entail numerous risks, any of which could detrimentally affect our results of operations and/or the value of our equity. These risks include, among others:

•	unanticipated costs;

•	negative effects on reported results of operations from acquisition related charges and amortization of acquired intangibles;

•	diversion of management’s attention from other business concerns;

•	the challenges of maintaining focus on, and continuing to execute, core strategies and business plans as our brand and license portfolio grows and becomes more diversified;

•	adverse effects on existing licensing relationships;

•
potential difficulties associated with the retention of key employees, and the assimilation of any other employees, that may be retained by us in connection with or as a result of our acquisitions; and

•
risks of entering new domestic and international licensing markets (whether it be with respect to new licensed product categories or new licensed product distribution channels) or markets in which we have limited prior experience.

Acquiring additional trademarks could also have a significant effect on our financial position and could cause substantial fluctuations in our quarterly and yearly operating results. Acquisitions could result in the recording of significant goodwill and intangible assets on our financial statements, the amortization or impairment of which would reduce our reported earnings in subsequent years. Moreover, as discussed below, our ability to grow through the acquisition of additional trademarks will also depend on the availability of capital to complete the necessary acquisition arrangements. Any issuance by us of shares of our common stock as equity consideration in future acquisitions could dilute our common stock because it could reduce our earnings per share, and any such dilution could reduce the market price of our common stock unless and until we were able to achieve revenue growth or cost savings and other business economies sufficient to offset the effect of such an issuance. As a result, there is no guarantee that our stockholders will achieve greater returns as a result of any future acquisitions we complete.

We may require additional capital to finance the acquisition of additional brands and our inability to raise such capital on beneficial terms or at all could restrict our growth.

We may, in the future, require additional capital to help fund all or part of potential trademark acquisitions. If, at the time required, we do not have sufficient cash to finance those additional capital needs, we will need to raise additional funds through equity and/or debt financing. We cannot assure you that, if and when needed, additional financing will be available to us on acceptable terms or at all. If additional capital is needed and is either unavailable or cost prohibitive, our growth may be limited as we may need to change our business strategy to slow the rate of, or eliminate, our expansion plans. In addition, any additional financing we undertake could impose additional covenants upon us that restrict our operating flexibility, and, if we issue equity securities to raise capital, our existing stockholders may experience dilution or the new securities may have rights senior to those of our common stock.

Our licensees are subject to risks and uncertainties of foreign manufacturing that could interrupt their operations or increase their operating costs thereby affecting their ability to deliver goods to the market, reduce or delay their sales and decrease our potential royalty revenues.

Substantially all of the products sold by our licensees are manufactured overseas. There are substantial risks associated with foreign manufacturing, including changes in laws relating to quotas, and the payment of tariffs and duties, fluctuations in foreign currency exchange rates, shipping delays and international political, regulatory and economic developments, any of which could increase our licensees’ operating costs. Our licensees also import finished products and assume all risk of loss and damage with respect to these goods once they are shipped by their suppliers. If these goods are destroyed or damaged during shipment, the revenues of our licensees, and thus our royalty revenues over and above the guaranteed minimums, could be reduced as a result of our licensees’ inability to deliver or their delay in delivering their products.

Because of the intense competition within our licensees’ markets and the strength of some of their competitors, we and our licensees may not be able to continue to compete successfully.

Currently, most of our trademark licenses are for products in the apparel, footwear and fashion industries, in which industries our licensees face intense and substantial competition, including from our other brands and licensees. In general, competitive factors include quality, price, style, name recognition and service. In addition, various fads and the limited availability of shelf space could affect competition for our licensees’ products. Many of our licensees’ competitors have greater financial, distribution, marketing and other resources than our licensees and have achieved significant name recognition for their brand names. Our licensees may be unable to successfully compete in the markets for their products, and we may not be able to continue to compete successfully with respect to our licensing arrangements.

If our competition for retail licenses and brand acquisitions increases, our growth plans could be slowed.

We may face increasing competition in the future for retail licenses as other companies owning established brands may decide to enter into licensing arrangements with retailers similar to the ones we currently have in place. Furthermore, our current or potential retailer licensees may decide to develop or purchase brands rather than maintain or enter into license agreements with us. We also compete with traditional apparel and consumer brand companies and with other brand management companies for brand acquisitions. If our competition for retail licenses and brand acquisitions increases, it may take us longer to procure additional retail licenses and/or acquire additional brands, which could slow down our growth rate.

Our failure to protect our proprietary rights could compromise our competitive position and decrease the value of our brands.

We own, through our wholly-owned subsidiaries, U.S. federal trademark registrations and foreign trademark registrations for our brands that are vital to the success and further growth of our business and which we believe have significant value. We monitor on an ongoing basis unauthorized filings of our trademarks and imitations thereof, and rely primarily upon a combination of trademarks, copyrights and contractual restrictions to protect and enforce our intellectual property rights domestically and internationally. We believe that such measures afford only limited protection and, accordingly, there can be no assurance that the actions taken by us to establish, protect and enforce our trademarks and other proprietary rights will prevent infringement of our intellectual property rights by others, or prevent the loss of licensing revenue or other damages caused therefrom.

For instance, despite our efforts to protect and enforce our intellectual property rights, unauthorized parties may attempt to copy aspects of our intellectual property, which could harm the reputation of our brands, decrease their value and/or cause a decline in our licensees’ sales and thus our revenues. Further, we and our licensees may not be able to detect infringement of our intellectual property rights quickly or at all, and at times we or our licensees may not be successful combating counterfeit, infringing or knockoff products, thereby damaging our competitive position. In addition, we depend upon the laws of the countries where our licensees’ products are sold to protect our intellectual property. Intellectual property rights may be unavailable or limited in some countries because standards of registerability vary internationally. Consequently, in certain foreign jurisdictions, we have elected or may elect not to apply for trademark registrations. Further, trademark protection may not be available in every country where our licensees’ products are sold. While we generally apply for trademarks in most countries where we license or intend to license our trademarks, we may not accurately predict all of the countries where trademark protection will ultimately be desirable. If we fail to timely file a trademark application in any such country, we may be precluded from doing so at a later date. Failure to adequately pursue and enforce our trademark rights could damage our brands, enable others to compete with our brands and impair our ability to compete effectively.

In addition, in the future, we may be required to assert infringement claims against third parties, and there can be no assurance that one or more parties will not assert infringement claims against us. Any resulting litigation or proceeding could result in significant expense to us and divert the efforts of our management personnel, whether or not such litigation or proceeding is determined in our favor. In addition, to the extent that any of our trademarks were ever deemed to violate the proprietary rights of others in any litigation or proceeding or as a result of any claim, we may be prevented from using them, which could cause a termination of our licensing arrangements, and thus our revenue stream, with respect to those trademarks. Litigation could also result in a judgment or monetary damages being levied against us.

We are dependent upon our president and other key executives. If we lose the services of these individuals we may not be able to fully implement our business plan and future growth strategy, which would harm our business and prospects.

Our successful transition from a manufacturer and marketer of footwear and jeanswear to a licensor of intellectual property is largely due to the efforts of Neil Cole, our president, chief executive officer and chairman. Our continued success is largely dependent upon his continued efforts and those of the other key executives he has assembled. Although we have entered into an employment agreement with Mr. Cole, expiring on December 31, 2007, as well as employment agreements with other of our key executives, there is no guarantee that we will not lose their services. To the extent that any of their services become unavailable to us, we will be required to hire other qualified executives, and we may not be successful in finding or hiring adequate replacements. This could impede our ability to fully implement our business plan and future growth strategy, which would harm our business and prospects.

Until recently, we incurred losses on a consistent basis and we may not be able to sustain our profitability in the future.

Although we have consistently recorded net income in connection with our new business model, prior to our transition to a brand management company in 2004, we consistently sustained net losses, including net losses of $11.3 million, $3.9 million and $2.3 million in the fiscal years ended January 31, 2004, 2003 and 2002, respectively. We cannot guarantee you that we will continue to be profitable in the future.

Changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results.

Our future effective tax rates could be adversely affected by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws or interpretations thereof. In addition, we are subject to the continuous examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of recovering the amount of deferred tax assets recorded on the balance sheet and the likelihood of adverse outcomes resulting from examinations by various taxing authorities in order to determine the adequacy of our provision for income taxes. We cannot guarantee that the outcomes of these evaluations and continuous examinations will not harm our reported operating results and financial conditions.

The market price of our common stock has been, and may continue to be, volatile, which could reduce the market price of our common stock.

The publicly traded shares of our common stock have experienced, and may continue to experience, significant price and volume fluctuations. This market volatility could reduce the market price of our common stock, regardless of our operating performance. In addition, the trading price of our common stock could change significantly over short periods of time in response to actual or anticipated variations in our quarterly operating results, announcements by us, our licensees or our respective competitors, factors affecting our licensees’ markets generally and/or changes in national or regional economic conditions, making it more difficult for shares of our common stock to be sold at a favorable price or at all. The market price of our common stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in the trademark licensing business or companies in the industries in which our licensees compete.

Future sales of our common stock may cause the prevailing market price of our shares to decrease.

We have issued a substantial number of shares of common stock that are eligible for resale under Rule 144 of the Securities Act and that may become freely tradable. We have also already registered a substantial number of shares of common stock that are issuable upon the exercise of options and warrants and have registered for resale a substantial number of restricted shares of common stock issued in connection with our acquisitions. If the holders of our options and warrants choose to exercise their purchase rights and sell the underlying shares of common stock in the public market, or if holders of currently restricted shares of our common stock choose to sell such shares in the public market under Rule 144 or otherwise, the prevailing market price for our common stock may decline. The sale of shares issued upon the exercise of our derivative securities could also further dilute the holdings of our then existing stockholders, including holders of the notes that receive shares of our common stock upon conversion of their notes. In addition, future public sales of shares of our common stock could impair our ability to raise capital by offering equity securities.

Provisions in our charter and in our share purchase rights plan and Delaware law could make it more difficult for a third party to acquire us, discourage a takeover and adversely affect our stockholders (including holders of the notes who receive shares of our common stock upon conversion of their notes).

Certain provisions of our certificate of incorporation and our share purchase rights plan, either alone or in combination with each other, could have the effect of making more difficult, delaying or deterring unsolicited attempts by others to obtain control of our company, even when these attempts may be in the best interests of our stockholders. Our certificate of incorporation currently authorizes 150,000,000 shares of common stock to be issued. Based on our outstanding capitalization at September 21, 2007, and assuming the exercise of all outstanding options and warrants, there were still a total of approximately 87,437,026 shares of common stock available for issuance by our board of directors without stockholder approval. Our certificate of incorporation also authorizes our board of directors, without stockholder approval, to issue up to 5,000,000 shares of preferred stock, in one or more series, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of our common stock, none of which has been issued to date. Furthermore, under our share purchase rights plan, often referred to as a “poison pill,” if anyone acquires 15% or more of our outstanding shares, all of our stockholders (other than the acquirer) have the right to purchase additional shares of our common stock for a fixed price. We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a business combination with a 15% or greater stockholder for a period of three years from the date it acquired that status unless appropriate board or stockholder approvals are obtained.

These provisions could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

Risks factors related to the notes

The notes are unsecured and subordinated to all of our existing and future secured senior indebtedness.

The notes are unsecured and subordinated in right of payment to our existing and future secured senior indebtedness. In the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default and in specific other events, our assets will be available to pay obligations on the notes only after all secured senior indebtedness, including borrowings under our existing term loan facility, has been paid in full in cash or other payment satisfactory to the holders of such indebtedness has been made. Accordingly, upon an acceleration of the notes in the event of default, there may be no assets remaining from which claims of the holders of the notes could be satisfied or, if any assets remained, they might be insufficient to satisfy those claims in full. Additionally, the subordination provisions of our term loan facility may prevent us from making payments in cash upon a conversion.

In addition, the notes are not guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the notes or to make any funds available therefor, whether by dividends, loans or other payments. Creditors of our subsidiaries, including trade creditors, generally have priority with respect to the assets and earnings of each subsidiary over the claims of our creditors, including the holders of the notes. Therefore, the notes are effectively subordinate to the claims of creditors, including trade creditors, of our subsidiaries.

At June 30, 2007, we had $500.0 million of indebtedness outstanding at the parent level, including $212.0 million of secured senior indebtedness. In addition, our subsidiaries had approximately $156.9 million of outstanding liabilities at June 30, 2007, including $147.1 million of secured senior indebtedness and $9.8 million of other liabilities (including trade payables, but excluding inter-company indebtedness and deferred tax liabilities).

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness (other than unsecured indebtedness ranking senior in right of payment to the notes) or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of additional indebtedness (other than unsecured indebtedness ranking senior in right of payment to the notes), transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our existing or future subsidiaries. We, therefore, may incur additional debt, including additional secured debt, that would be effectively senior to the notes to the extent of the value of the assets securing such debt, and additional debt at the subsidiary level to which the notes would be structurally subordinated. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our existing or future debt, including the notes offered hereby, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes prior to the month preceding the maturity date and may affect the price of the notes and make them more difficult to resell.

The ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching specified thresholds or the occurrence of specified events, such as a fundamental change. If the closing price threshold for conversion of the notes as described under “Description of the Notes—Conversion rights—Conversion based on common stock price” is satisfied during a fiscal quarter, holders may convert the notes only during the subsequent fiscal quarter. If such closing price thresholds are not satisfied and the other specified events that would permit a holder to convert notes do not occur, holders would only be able to convert their notes during the one month period from and including June 1, 2012 to, but excluding, the final maturity date on June 30, 2012.

Because the notes are convertible based on the share price of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and could limit amounts payable upon conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

The make whole premium that may be payable upon conversion in connection with a fundamental change or a redemption upon the occurrence of a specified accounting change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change or redemption.

If you convert notes in connection with a fundamental change or upon our election to redeem the notes upon the occurrence of a specified accounting change, we may be required to pay a make whole premium by increasing the conversion rate applicable to your notes, as described under “Description of the Notes— Make whole premium upon a fundamental change” and “Description of Notes—Make whole premium upon a specified accounting change.” While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your notes as a result of a fundamental change or redemption, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a fundamental change occurs or we elect to redeem upon a specified accounting change, in some cases described below under “Description of the Notes— Make whole premium upon a fundamental change” or “Description of Notes—Make whole premium upon a specified accounting change” there will not be a make whole premium. Further, our make-whole obligation could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Because your right to require repurchase of the notes is limited, the trading price of the notes may decline if we enter into a transaction that does not constitute a fundamental change under the indenture.

The term “fundamental change” under the indenture is limited and may not include every event that might harm our economic condition, cause the trading price of the notes to decline or result in a downgrade of the credit rating of the notes. The term “fundamental change” does not apply to transactions in which 100% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes—Purchase at holders’ option upon a fundamental change.”

We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, which would not constitute a fundamental change under the terms of the notes, but which could nevertheless increase the amount of our outstanding debt at such time, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the notes.

Under the terms of the notes, a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions would not be considered fundamental change transactions. The term “fundamental change” is limited to certain specified transactions and may not include other events that might harm our financial condition. In addition, the term “fundamental change” does not apply to transactions in which 100% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. As a result, we could enter into any such transactions without being required to make an offer to repurchase the notes even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise materially adversely affect the holders of the notes. In addition, if such transaction is not considered a fundamental change under the terms of the notes, holders may not be able to convert their notes or be eligible to receive a make whole premium adjustment in connection with such conversion. Accordingly, our obligation to offer to purchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If you hold notes, you are not entitled to any rights with respect to our common stock until conversion, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments applicable to the notes. For example, in the event that an amendment is proposed to our restated charter or by-laws which requires stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of the notes and delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may not have the ability to repurchase notes when required under the terms of the notes.

Holders of notes may require us to purchase for cash all or a portion of their notes upon the occurrence of certain specific fundamental change events. Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of our indebtedness. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other indebtedness, if any.

We may not be able to pay the cash portion of the conversion price pursuant to any conversion of the notes.

We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if the notes are converted. As described under “Description of Notes – Conversion rights,” upon conversion of a note, we will be required to pay to the holder of such note a cash payment equal to the lesser of (a) the principal amount of such note and (b) its conversion value. This part of the payment must be made in cash, not in shares of our common stock. As a result, we may be required to pay significant amounts in cash to holders of the notes upon their conversion.

If we do not have sufficient cash on hand at the time of conversion, we may have to raise funds through debt or equity financing. Our ability to raise such financing will depend on prevailing market conditions. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make timely payment upon any conversion. In addition, the terms of any current or future debt, including our outstanding term loan facility, may prohibit us from making these cash payments or otherwise restrict our ability to make such payments and/or may restrict our ability to raise any such financing. In particular, the terms of our outstanding term loan facility restrict the amount of proceeds from collateral pledged to secure our obligations thereunder that may be used by us to make payments in cash under certain circumstances, including payments to the notes holders upon conversion. Although the terms of our outstanding term loan facility do not restrict our ability to make payments in cash with assets not pledged as collateral to secure our obligations thereunder, such assets may not generate sufficient cash to enable us to satisfy our obligations to make timely payment of the notes upon conversion. A failure to pay the required cash consideration upon conversion would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt.

You should consider the U.S. federal income tax consequences of a conversion of the notes.

The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the U.S. federal income tax consequences of a conversion of the notes is contained in this prospectus under the heading “Certain U.S. Federal Income Tax Considerations.”

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to holders of our common stock, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution. In addition, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding taxes or withholding taxes for payments to foreign persons). If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and delivery of common stock on the notes. See “Certain U.S. Federal Income Tax Considerations” for more details.

Convertible note hedge and warrant transactions that we have entered into may affect the value of the notes and our common stock.

We have entered into convertible note hedges with affiliates of Merrill Lynch, Peirce, Fenner & Smith Incorporated and Leman Brothers Inc., the initial purchasers of the notes. These transactions are expected but are not guaranteed to eliminate the potential dilution upon conversion of the notes. We have also entered into sold warrant transactions with the same hedge counterparties. In connection with hedging these transactions, the hedge counterparties entered into various over-the-counter derivative transactions with respect to our common stock and purchased our common stock; and they may enter into or unwind various over-the-counter derivatives and/or purchase or sell our common stock in secondary market transactions in the future (including during any conversion reference period related to a conversion of notes).

Such activities could have the effect of increasing, or preventing a decline in, the price of our common stock. Such effect is expected to be greater in the event we elect to settle converted notes entirely in cash. The hedge counterparties are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes or termination of the transactions by purchasing and selling shares of our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging modification may occur during any conversion reference period for a conversion of notes, which may have a negative effect on the value of the consideration received in relation to the conversion of those notes. In addition, we intend to exercise options we hold under the convertible note hedge transactions whenever notes are converted and we have elected, with respect to such conversion, to pay a portion of the consideration then due by us to the noteholder in shares of our common stock. In order to unwind their hedge positions with respect to those exercised options, the hedge counterparties will likely sell shares of our common stock in secondary market transactions or unwind various over-the-counter derivative transactions with respect to our common stock during the conversion reference period for the converted notes.

The effect, if any, of any of these transactions and activities on the trading price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of the common stock you may receive upon the conversion of the notes.

Also, the sold warrant transaction could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants.

Proposed changes in the accounting method for convertible debt securities could, if implemented, have an adverse impact on our reported or future financial results.

For the purpose of calculating diluted earnings per share, a convertible debt security providing for net share settlement of the excess of the conversion value over the principal amount, if any, and meeting specified requirements under Emerging Issues Task Force, or EITF, Issue No. 90-19, “Convertible Bonds with Issuer Option to Settle for Cash upon Conversion,” is accounted for similar to non-convertible debt, with the stated coupon constituting interest expense and any shares issuable upon conversion of the security being accounted for under the treasury stock method. The effect of the treasury stock method is that the shares potentially issuable upon conversion of the notes are not included in the calculation of our diluted earnings per share until the conversion price is “in the money,” and we are assumed to issue the number of shares of common stock necessary to settle.

The EITF is currently reviewing, among other things, the accounting method for net share settled convertible debt securities, and one of its subcommittees is considering alternative methods for such accounting. One such proposed method would require the debt and equity components of the security to be bifurcated and accounted for separately. The effect of such a change in accounting on the issuer of the security would be that the equity component of the security would be accounted for as an original issue discount and included in the paid-in-capital section of stockholders' equity on the issuer’s balance sheet. As a result, net income attributable to common stockholders would be lower because accretion of the discounted carrying value of the convertible debt securities (the notes) to their face amount would be recognized as additional interest expense. The diluted earnings per share calculation would continue to be calculated based on the treasury stock method.

We cannot predict the outcome of the EITF deliberations, whether the EITF will require net share settled convertible debt securities to be accounted for under the existing method, the method described above or some other method, when any change would be implemented or whether such a change would be implemented retrospectively or prospectively. The EITF subcommittee may even recommend broader reconsideration of other forms of convertible debt securities. We also cannot predict any other changes in generally accepted accounting principals that may be made affecting accounting for convertible debt securities. Any change in the accounting method for convertible debt securities could have an adverse impact on our reported or future financial results. These impacts could adversely affect the trading price of our common stock and in turn negatively impact the trading price of the notes.

In the event the proposed method of accounting described above is adopted, we will have the right for a period of 90 days thereafter, at our option, to call the notes for redemption as described in “Description of the Notes—Optional redemption upon a specified accounting change.” However, although we will have such redemption right, we may not have sufficient cash to pay, or may not be permitted to pay, the required cash portion of the consideration that would be due to holders of the notes in the event we elected to exercise such right or the ability to raise funds through debt or equity financing within the time period required for us to make such an election.

An active trading market for the notes may not develop, and the absence of a trading market may adversely affect the price of the notes and your ability to liquidate your investment.

There is currently no public market for the notes. We have been advised by the initial purchasers of the notes that they are making a market in the notes. However, the initial purchasers are not obligated to do so and may cease their market-making at any time without notice. If the initial purchasers cease to act as market makers for the notes, we cannot assure you another firm or person will make a market in the notes. In addition, the liquidity of any market for the notes and the market price quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, an active trading market for the notes may not develop or continue and you may not be able to resell your notes at their fair market value or at all. In addition, although the notes are currently eligible for trading on Nasdaq’s PORTAL Market by qualified institutional buyers, the notes resold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. We have no plans to list the notes on a securities exchange or to include the notes in any automated quotation system.

The liquidity of any market for the notes will also depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. Accordingly, the development or liquidity of any market for the notes is uncertain. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed. If the notes are traded, they may trade at a discount depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and certain other factors.

Changes in our credit rating or the credit and equity markets could adversely affect the price of the notes.

The trading price for the notes will be based on a number of factors, including our rating with major credit rating agencies, the market for our common stock, the prevailing interest rates being paid by other companies similar to us and the overall-conditions of the financial markets. The conditions of the credit and equity markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the notes.

In addition, credit rating agencies continually monitor and periodically revise their ratings for the companies that they follow, including us. Credit rating agencies may not maintain their ratings on our long-term debt. These ratings affect our ability to raise debt and the cost of such debt to us. A negative change in our rating could have an adverse effect on the price of the notes.

Conversion of the notes may dilute the ownership interest of our then existing stockholders, including holders of the notes that previously received shares upon conversion of their notes.

The conversion of some or all of the notes may dilute the ownership interests of then existing stockholders to the extent we elect to pay any conversion value in excess of the principal amount of such notes in the form of shares of our common stock instead of in cash. Any sales in the public market of the common stock issued upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants.

Failure to comply with covenants in our existing or future financing agreements could result in cross-defaults under some of our financing agreements, which cross-defaults could jeopardize our ability to satisfy our obligations under the notes.

Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants, financial tests and ratios required by the instruments governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions, including the indenture governing the notes. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain financing. We may also amend the provisions and limitations of our credit facilities from time to time without the consent of the holders of the notes.

Our debt contains prepayment or acceleration rights at the election of the holders upon a default or change of control. It is possible that we would be unable to fulfill all of these obligations and make payments on the notes simultaneously.

Use of Proceeds

We will not receive any proceeds from the sale by any selling stockholder of the notes or the shares of common stock issuable upon conversion of the notes. We have agreed to pay certain expenses in connection with the registration of the shares and notes being offered by the selling stockholders.

Price Range of Our Common Stock

Our common stock is listed on the Nasdaq Global Market under the symbol “ICON.” The table below sets forth the high and the low closing sales prices of our common stock as reported on the Nasdaq Global Market for the periods indicated.

	High	Low
Year ending December 31, 2007:
Third quarter (through September 21, 2007)	$23.43	$19.44
Second quarter	22.90	18.98
First quarter	23.13	18.15
Year ended December 31, 2006:
Fourth quarter	$20.39	$14.49
Third quarter	17.00	12.64
Second quarter	18.09	13.70
First quarter	14.89	9.51
Year ended December 31, 2005:
Fourth quarter	$10.64	$7.66
Third quarter	10.21	6.30
Second quarter	6.98	4.16
First quarter	5.50	4.25

On September 21, 2007, the last reported sale price of our common stock on the Nasdaq Global Market was $23.24 per share. As of September 21, 2007, there were approximately 2,256 holders of record of our common stock. The number of record holders does not include beneficial owners whose shares are held in the name of banks, brokers, nominees or other fiduciaries.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Years ended January 31,		11 months ended December 31,	Years ended December 31,		Six months ended June 30,
	2003	2004	2004	2005	2006	2007
Ratio of earnings to fixed charges (1)	— (2)	— (2)	1.08	3.20	3.61	4.70

(1)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations, plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and our estimate of the interest within rental expense.

(2)	For the 12 months ended January 31, 2003 and 2004, earnings were not sufficient to cover fixed charges by $4.1 million and $11.3 million, respectively.

Selling Securityholders

The notes were originally issued by us to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc., referred to as the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers immediately resold the notes to persons reasonably believed by them to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from the registration requirements of the Securities Act. The selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the notes and shares of common stock issuable upon conversion of the notes.

The table below sets forth the name of each selling securityholder, the aggregate principal amount of notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus and the number of shares of common stock into which those notes are convertible that may be offered pursuant to this prospectus. We have prepared the table based on the latest information given to us by the referenced securityholders. Unless otherwise disclosed in the footnotes to the table, no selling securityholder has indicated that it has held any position, office or other material relationship with us or our affiliates during the past three years or beneficially owns one percent or more of our common stock.

The selling securityholders may offer and sell, from time to time, any or all of their notes or common stock issued upon conversion of the notes. Because the selling securityholders may offer all or only some portion of the notes and shares of common stock listed in the table, no estimate can be given as to the amount or percentage of the notes and shares of common stock that will be held by the selling securityholders upon termination of the offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirement of the Securities Act. Transferees who acquire notes in such transactions prior to the effective date of the registration statement of which this prospectus forms a part may not use this prospectus for resales of their notes unless information regarding such transferees is set forth in a post-effective amendment to such registration statement.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary. In addition, from time to time, additional information concerning ownership of the notes and shares of common stock may rest with certain holders of the notes not named in the table below and of whom we are unaware.

	Notes		Common Stock
Name of Selling Securityholder	Principal amount beneficially owned	Principal amount offered	Number of shares beneficially owned(1)(2)	Number of shares offered(1)
CIBC World Markets Corp. (3)	$3,300,000	$3,300,000	119,738	119,738
Goldman Sachs & Co. Profit Sharing Master Trust (4) (5)	$92,000	$92,000	3,338	3,338
OZ Special Funding (OZMD) LP (5)	$7,908,000	$7,908,000	286,937	286,937
Piper Jaffray & Co. (3)	$2,500,000	$2,500,000	90,711	90,711
San Diego City Retirement Systems (4) (6)	$2,170,000	$2,170,000	78,737	78,737
Arkansas Teacher Retirement System (4) (6)	$5,215,000	$5,215,000	189,223	189,223
San Diego County Employee Retirement Assoc. (4) (7)	$2,580,000	$2,580,000	93,614	93,614
Engineers Joint Pensions Fund (4) (6)	$385,000	$385,000	13,969	13,969

	Notes		Common Stock
Name of Selling Securityholder	Principal amount beneficially owned	Principal amount offered	Number of shares beneficially owned(1)(2)	Number of shares offered(1)
Nicholas Applegate U.S. Convertible Fund (4) (6)	$2,125,000	$2,125,000	77,104	77,104
Baptist Health of South Florida, Inc. (4) (6)	$1,225,000	$1,225,000	44,448	44,448
Allstate Insurance Company (4) (8)	$2,500,000	$2,500,000	114,331	90,711
The California Wellness Foundation (9)	$220,000	$220,000	7,982	7,982
North Slope Borough (9)	$120,000	$120,000	4,354	4,354
Cal Farley’s Boys Ranch Foundation (9)	$95,000	$95,000	3,447	3,447
Dunham Appreciation and Income Fund (3) (4)	$120,000	$120,000	4,354	4,354
CALAMOS Growth & Income Portfolio - CALAMOS Advisors Trust (9)	$145,000	$145,000	5,261	5,261
CALAMOS Growth & Income Fund - CALAMOS Investment Trust (9)	$24,300,000	$24,300,000	881,713	881,713
CNH CA Master Account, L.P. (10)	$15,000,000	$15,000,000	544,267	544,267
AIP Convertible Arbitrage Fund of a Series of Underlying Fund Trust (11)	$1,000,000	$1,000,000	36,284	36,284
Vicis Capital Master Fund (12)	$15,000,000	$15,000,000	544,267	544,267
Columbia Convertible Securities Fund (13)	$3,000,000	$3,000,000	108,853	108,853
Steelhead Pathfinder Master LP (14)	$500,000	$500,000	18,142	18,142
Van Kampen Harbor Fund (3) (15)	$3,300,000	$3,300,000	119,738	119,738
Morgan Stanley Convertible Securities Fund (3) (16)	$1,700,000	$1,700,000	61,683	61,683
Froley Revy Alternative Strategies (17)	$500,000	$500,000	18,142	18,142
FPL Group Employees Pension Plan (17)	$1,000,000	$1,000,000	36,284	36,284
Attorney’s Title Insurance Fund (17)	$120,000	$120,000	4,354	4,354
Alabama Children’s Hospital Foundation (17)	$100,000	$100,000	3,628	3,628
Boilermakers Blacksmith Pension Trust (17)	$2,050,000	$2,050,000	74,383	74,383
Arkansas Pers (17)	$1,760,000	$1,760,000	63,860	63,860
Morgan Stanley & Co. Incorporated (3)	$2,500,000	$2,500,000	96,912	90,711
Guardian Life Insurance Company (4) (18)	$7,000,000	$7,000,000	253,991	253,991
Family Service Life Insurance Company (4) (18)	$100,000	$100,000	3,628	3,628
Guardian Pension Trust (4) (18)	$400,000	$400,000	14,513	14,513
Wolverine Convertible Arbitrage Funds Trading Limited (19)	$1,265,000	$1,265,000	45,899	45,899
GPX LX, LLC (4) (20)	$95,000	$95,000	3,447	3,447

	Notes		Common Stock
Name of Selling Securityholder	Principal amount beneficially owned	Principal amount offered	Number of shares beneficially owned(1)(2)		Number of shares offered(1)
Castlerigg Master Investments Ltd. (21)	$10,000,000	$10,000,000	595,356		362,845
HFR CA Select Fund (22)	$400,000	$400,000	14,513		14,513
Zazove Hedged Convertible Fund, L.P. (22)	$1,000,000	$1,000,000	36,284		36,284
Zazove Convertible Arbitrage Fund, L.P. (22)	$1,500,000	$1,500,000	54,426		54,426
Institutional Benchmarks Series (Master Feeder) LTD. (22)	$400,000	$400,000	14,513		14,513
Silvercreek Limited Partnership (23)	$7,000,000	$7,000,000	253,991		253,991
Silvercreek II Limited (23)	$4,800,000	$4,000,000	174,165		174,165
Subtotal	$136,490,000	$136,490,000	5,214,784		4,952,452
All other holders of notes or future transferees, pledges or successors of any holders (24)	$151,010,000	$151,010,000	5,479,322	(25)	5,479,322
Total	$287,500,000	$287,500,000	10,694,106		10,431,774

(1)
Includes the maximum number of shares of common stock issuable upon conversion of the notes assuming that all outstanding notes are converted and that for each $1,000 in principal amount of the notes a maximum of 36.2845 shares of common stock are issuable upon conversion. This conversion rate is subject to adjustment, however, as described in this prospectus under “Description of Notes.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes could increase or decrease in the future. In addition, the number of shares of common stock listed for each identified selling securityholder does not include fractional shares.

(2)
In addition to shares of common stock issuable upon conversion of the notes as described in footnote (1) above, also includes for each selling securityholder any other shares of common stock identified to us by the selling securityholder as beneficially owned by it.

(3)	The selling securityholder is a broker-dealer.

(4)	The selling securityholder is an affiliate of a broker-dealer.

(5)
Mr. Daniel S. Och is the senior managing member of Oz Management, LP, the investment manager to the selling securityholder, and as such may be deemed to have voting power and investment control of the notes and common stock held by the selling securityholder. Mr. Och’s address is 9 West 57th Street, 39th floor, New York, NY 10019.

(6)
Nicholas-Applegate Capital Management LLC (“Nicholas-Applegate”) is an investment adviser registered under the Investment Advisers Act of 1940. Nicholas-Applegate is an affiliate of Nicholas-Applegate Securities LLC, a limited purpose broker-dealer registered with the NASD effective April 1993. Nicholas-Applegate Securities LLC was organized in December 1992 for the sole purpose of distributing mutual funds sponsored by Nicholas-Applegate.

This selling securityholder has delegated full investment authority to Nicholas-Applegate, as investment adviser, over these securities, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horacio A. Valeiras, CFA who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. Mr. Valeiras’ address is 600 West Broadway, 32nd Floor, San Diego, CA 92101. To the knowledge of Nicholas-Applegate, the securities listed herein were not acquired as compensation for employment, underwriting or any other services performed by the selling securityholder for our benefit.

(7)
As to $700,000 principal amount of notes and the shares underlying such notes, the selling securityholder has advised us that Mr. Gene Pretti has sole voting and investment control over such $700,000 principal amount of notes and the shares underlying such notes. Mr. Pretti’s address is 940 Southwood Blvd., Incline Village, NV 89451. As to $1,880,000 principal amount of notes and the shares underlying such notes, the selling securityholder has advised us that it has delegated full investment authority to Nicholas-Applegate, as investment adviser, over these securities, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horacio A. Valeiras, CFA who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. Mr. Valeiras’ address is 600 West Broadway, 32nd Floor, San Diego, CA 92101. To the knowledge of Nicholas-Applegate, the $1,880,000 principal amount of securities listed herein were not acquired as compensation for employment, underwriting or any other services performed by the selling securityholder for our benefit.

(8)
The selling securityholder has advised us that in addition to the shares held directly by the selling securityholder and the shares underlying the selling securityholder’s notes, the shares shown as beneficially owned by the selling securityholder include 1,900 and 6,800 shares of our common stock held by two of its affiliates, Agents Pension Plan and Allstate Retirement Plan, respectively.

(9)
Mr. Nick Calamos, Chief Investment Officer of Calamos Advisors LLC, has voting power and investment control over the securities held by the selling securityholder. Mr. Calamos’ address is 2020 Calamos Court, IL 60563-2787.

(10)
CNH Partners, LLC is the selling securityholder’s investment advisor and has sole voting and dispositive power over the common stock and notes held by the selling securityholder. Investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino. The address of CNH Partners, LLC is Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.

(11)
Mr. John Wylie, chief investment officer and portfolio manager of the selling securityholder, has sole voting power and investment control over selling securityholder. Mr. Wiley’s address is 402 West Broadway, 25th Floor, San Diego, CA 92101.

(12)
Vicis Capital LLC is the investment manager of the selling securityholder. Shad Stastney, John Succo and Sky Lucas control Vicis Capital LLC, which has voting power and investment control over the common stock and notes held by the selling securityholder. Vicis Capital LLC, Shad Stastney, John Succo and Sky Lucas each disclaim individual ownership of the securities. The address of Vicis Capital LLC is 126 East 56th Street, Suite 700, New York, NY 10022.

(13)
Ms. Yanfang (Emma) Yan has investment control over the common stock and notes owned by the selling securityholder. The Columbia Proxy Board has voting power over the common stock and notes owned by the selling securityholder.

(14)
Mr. J. Michael Johnson and Mr. Brian K. Klein have voting power and investment control over the common stock and notes owned by the selling securityholder. Messrs. Johnson and Klein have an address at Steelhead Partners LLC, P.O. Box 21749, Seattle, WA 98111.

(15)
Van Kampen Asset Management is the selling securityholder’s investment adviser, and Ellen Gold and David McLaughlin have voting power and investment control over the selling securityholder’s portfolio. Van Kampen Asset Management’s address is 2800 Post Oak Blvd., Houston, TX 77056.

(16)
Morgan Stanley Investment Advisors Inc. is the selling securityholder’s investment adviser, and Ellen Gold has voting power and investment control over the selling securityholder’s portfolio. Morgan Stanley Investment Advisor’s address is 522 Fifth Avenue, New York, NY 10036.

(17)
Ms. Ann Houlihan has sole voting power and investment control over the securities held by the selling securityholder and Ms. Houlihan’s address is 10900 Wilshire Blvd., Suite 900, Los Angeles, CA 90024.

(18)
Mr. John B. Murphy, managing director of the Guardian Life Insurance Co. of America has sole voting power and investment control over the securities held by the selling securityholder. Mr. Murphy’s address is 7 Hanover Square, Suite 20-A, New York, NY 10004.

(19)
Mr. Robert Bellick is the principal of Wolverine Asset Management, the general partner of the selling securityholder, and Mr. Bellick has sole voting and investment control over the securities held by the selling securityholder. Mr. Bellick’s address is 175 West Jackson Street, Suite 200, Chicago, IL 60604.

(20)
The manager of the selling securityholder is Guggenheim Advisors, LLC (“GA”). The investment manager of the selling securityholder is Wolverine Asset Management, LLC (“WAM”). Mr. Christopher Gust is the portfolio manager of the selling securityholder, and Mr. Gust has sole voting and investment control over the securities. Mr. Gust’s address is c/o Wolverine Asset Management, LLC, 175 West Jackson Boulevard, Suite 200, Chicago, IL 60604. Each of GA, WAM and Mr. Gust disclaims beneficial ownership of the securities held by the selling securityholder.

(21)
Mr. Thomas Sandell is the principal of the selling securityholder, and Mr. Sandell has sole voting and investment control over the securities held by the selling securityholder. Mr. Sandell’s address is 40 West 57th Street, 26th floor, New York, NY 10019.

(22)	Mr. Gene Pretti has sole voting and investment control over the securities held by the selling securityholder. Mr. Pretti’s address is 940 Southwood Blvd., Incline Village, NV 89451.

(23)
Ms. Louse Morwick is the principal of the selling securityholder, and Ms. Morwick has sole voting and investment control over the securities held by the selling securityholder. Ms. Morwick’s address is 1670 Bayview Avenue, Suite 308, Toronto, Ontario M4G 3C2.

(24)
These holders represent the remaining selling securityholders. We are unable to provide the names of these securityholders because the notes are evidenced by a global note deposited with DTC and registered in the name of Cede & Co. as DTC’s nominee. Additional information covering selling securityholders will be set forth, from time to time, in prospectus supplements or post-effective amendments to the registration statement of which this prospectus forms a part from time to time, as required. Unless and until identified by name in this prospectus or a supplement to this prospectus or in a post-effective amendment to the registration statement, a selling securityholder may not use this prospectus for the resale of its notes or the shares issuable upon conversion of its notes.

(25)
Assumes that any other holders of notes, or any future pledges, donees, assignees, transferees or successors of or from any other holders of notes, do not beneficially own any shares of our common stock other than the common stock issuable upon conversion of their notes.

Plan of Distribution

The notes and the common stock into which the notes are convertible are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the notes or the common stock by the selling securityholders.

The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock issuable upon conversion of the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The notes and the common stock issuable upon conversion of the notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•
on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale, including the Nasdaq Global Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In connection with the sale of the notes and the common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or the common stock issuable upon conversion of the notes in the course of hedging the positions they assume. The selling securityholders may also sell short the notes and the common stock into which the notes are convertible and deliver the notes or the common stock to close out short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them hereby will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents.

In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In this case, any discounts, commissions, concessions or profit they earn on any resale of the notes or shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. No assurance can be given as to the liquidity of the trading market for the notes.

We entered into a registration rights agreement with the initial purchasers of the notes for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We have agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the notes and the common stock covered by this prospectus. See “Description of the Notes - Registration Rights.”

Description of the Notes

We issued the notes under an indenture, dated as of June 20, 2007, between Iconix Brand Group, Inc., as issuer, and The Bank of New York, as trustee. As used in this “Description of the Notes” section, the words “our company,” “we,” “us,” “our” or “Iconix” refer only to Iconix Brand Group, Inc. and do not include any of our current or future subsidiaries. We have summarized below the material provisions of the notes and the indenture and those of the registration rights agreement relating to the notes and the shares of common stock issuable upon conversion of the notes relevant to purchasers in this offering. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the notes, the indenture and the registration rights agreement, which we urge you to read because they define your rights as a note holder. Copies of these documents, including a form of the notes, are available upon request to us or from our filings with the SEC.

General

The notes are limited to $287,500,000 aggregate principal amount. The notes will mature on June 30, 2012 unless earlier converted, redeemed or repurchased. The notes are issued in denominations of $1,000 or in integral multiples of $1,000. The notes are payable at the principal corporate trust office of the paying agent, which is currently an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

The notes bear cash interest at the rate of 1.875% per year. Interest on the notes accrues from the most recent date to which interest has been paid or provided for, or if no interest has been paid, the date the notes were originally issued. Interest will be payable semiannually in arrears on June 30 and December 31 of each year, beginning on December 31, 2007, to holders of record at the close of business on June 15 or December 15, as the case may be, immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the original issue date of the notes) through the day before the applicable interest payment date (or purchase date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day and no additional interest will accrue thereon. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close.

Interest will cease to accrue on a note upon its maturity, conversion, redemption or purchase by us at the option of a holder. We may not reissue a note that has matured or been converted, been purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar is currently the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of any transfer or exchange to a person other than the holder.

The notes are our direct unsecured obligations. They rank junior (i.e., are subordinated) in right of payment to all of our existing and any of our future secured senior indebtedness (as defined below), equally in right of payment with all of our existing and any of our future unsecured senior indebtedness (as defined below) and senior in right of payment to all of our existing and any of our future subordinated indebtedness. The notes are not guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the notes or to make any funds available for that purpose. Creditors of our subsidiaries, including trade creditors, generally have priority with respect to the assets and earnings of the applicable subsidiary over the claims of our creditors, including holders of the notes. The notes, therefore, are effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries.

At June 30, 2007, we had $500.0 million of indebtedness outstanding at the parent level, including $212.0 million of secured senior indebtedness. In addition, our subsidiaries had approximately $156.9 million of outstanding liabilities at June 30, 2007, including $147.1 million of secured senior indebtedness and $9.8 million of other liabilities (including trade payables, but excluding inter-company indebtedness and deferred tax liabilities). The terms of the indenture do not limit our ability to incur additional debt, other than unsecured indebtedness ranking senior in right of payment to the notes, and they do not restrict our existing subsidiaries, or any subsidiaries we may form, from incurring additional indebtedness of any kind.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the note holders.

Subordination provisions

The payment of the principal, premium, if any, and any interest amount on the notes is subordinated to the prior payment in full of all of our existing and future secured senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of secured senior indebtedness in full before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture, we must pay the holders of designated secured senior indebtedness in full all amounts due and owing thereunder before we pay the note holders. The indenture requires that we must promptly notify holders of secured senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture. The payment of the principal, premium, if any, and any interest amount on the notes will rank equally in right of payment with any future unsecured senior indebtedness we may incur and senior in right of payment with any future subordinated indebtedness we may incur.

We may not make any payment on the notes (including any payments in connection with the conversion or redemption of the notes) or purchase or otherwise acquire the notes if:

•	A default in the payment of any secured senior indebtedness occurs and is continuing beyond any applicable grace period; or

•
Any other default on designated secured senior indebtedness occurs and is continuing that permits holders of the designated secured senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from us.

We are required to resume payments on the notes:

•	in case of a payment default of secured senior indebtedness, upon the date on which such default is cured or waived or ceases to exist; and

•
in case of nonpayment default of designated secured senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of bankruptcy, liquidation, dissolution or reorganization, holders of secured senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all secured senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of secured senior indebtedness to the extent necessary to make payment in full of all secured senior indebtedness remaining unpaid.

“designated secured senior indebtedness” means our obligations under our outstanding credit agreement with Lehman Brothers Inc. and Lehman Commercial Paper Inc. (the “credit agreement”) and any particular future secured senior indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or any related agreements or documents to which we are a party) expressly provides that such indebtedness is “designated secured senior indebtedness” for purposes of the indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of holders of such secured senior indebtedness to exercise rights following an event of default thereunder).

We will not incur any indebtedness that is senior in right of payment to the notes, other than secured senior indebtedness.

“indebtedness” means, with respect to any person, any indebtedness of such person, whether or not contingent,

(1) in respect of borrowed money,

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof),

(3) in respect of banker’s acceptances,

(4) representing capital lease obligations, if and to the extent it would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP;

(5) representing the balance deferred and unpaid of the purchase price of any property, or

(6) representing any hedging obligations, except any such balance that constitutes an accrued expense or trade payable,

as well as all indebtedness assumed by such person; and, to the extent not otherwise included, the guarantee by such person of any indebtedness of any other person. The amount of any indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any indebtedness issued with original issue discount, and (b) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other indebtedness.

“secured senior indebtedness” means the principal, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our secured indebtedness, whether absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Secured senior indebtedness does not include:

(1) secured indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes;

(2) any of our secured indebtedness to any of our subsidiaries;

(3) any indebtedness that is not secured; and

(4) any obligation for federal, state, local or other taxes.

“unsecured senior indebtedness” means the principal, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our unsecured indebtedness, whether absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, that ranks equal in right of payment to all of our other unsecured and unsubordinated indebtedness including the notes.

Conversion rights

General

Holders may convert their notes prior to maturity based on an initial conversion rate of 36.2845 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $27.56 per share), only under the circumstances described below. Holders who convert will receive cash and, at our option as described below, common stock upon conversion. The conversion rate is subject to adjustment as described below. A note for which a holder has delivered a fundamental change repurchase notice, as described below, may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

In lieu of delivering shares of our common stock upon conversion of any note, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•
if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the 30 consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during such conversion reference period, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below;

provided that in no event shall the aggregate number of remaining shares per $1,000 principal amount of notes exceed the aggregate share cap, as defined below. You may receive such consideration from us or from a financial institution as described below in the second paragraph of “—Conversion procedures.”

The “conversion value” for each $1,000 principal amount of notes means the average of the daily conversion values, as defined below, for each of the 30 consecutive trading days in the conversion reference period.

The “daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price, as defined below, per share of our common stock on such trading day.

The “conversion reference period” means:

•
for notes that are converted during the one month period prior to the maturity date of the notes, the 30 consecutive trading days preceding and ending on the trading day prior to the maturity date, subject to any extension due to a market disruption event, as defined below;

•
for notes that are converted in connection with an optional redemption upon a specified accounting change, the 30 consecutive trading days beginning on the trading day following the redemption date; and

•	in all other instances, the 30 consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

The “daily share amount” means, for each trading day in the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(	volume weighted average price per share for such trading day	x	applicable conversion rate )	–	$1,000
	volume weighted average price per share for such trading day	x	30

Pursuant to Nasdaq Rule 4350, the maximum number of shares that we may issue upon conversion of the notes, absent stockholder approval may not exceed 19.99% of our total shares outstanding as of June 20, 2007, subject to certain adjustments. As a result, “aggregate share cap” means 39.4 shares of our common stock per $1,000 principal amount of notes, subject to adjustment upon the occurrence of any of the events described in clauses (1) through (6) under “—Conversion procedures” below.

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page ICON <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the Nasdaq Global Market or, if our common stock is not listed on the Nasdaq Global Market, the principal national or regional securities exchange on which our common stock is listed, is open for trading or, if our common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Nasdaq Global Market or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

On any day prior to the first trading day in the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of the daily share amount for each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the volume weighted average price of our common stock for such trading day. The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such note.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the 30 consecutive trading days in the conversion reference period.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the last trading day in the conversion reference period but in any event not later than the third trading day following the last trading day in the conversion reference period.

Notwithstanding the foregoing, in the event of a fundamental change in which the consideration is comprised entirely of cash, the conversion value will be calculated based solely on the amount of cash which holders of our common stock are entitled to receive in respect of each share of common stock upon such fundamental change, including any make whole amounts described below under “Make whole premium upon a fundamental change.” In such event, we will pay the holders in cash, as promptly as practicable but, in any event not later than the later of the third trading day following the surrender of the notes for conversion and the fundamental change effectiveness date.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Conversion based on common stock price

Holders may surrender notes for conversion during any fiscal quarter beginning after September 30, 2007, and only during such fiscal quarter, if, as of the last day of the preceding fiscal quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than 130% of the conversion price, as defined below, per share of common stock, which we refer to as the “conversion trigger price.”

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the Nasdaq Global Market or, if our common stock is not traded on the Nasdaq Global Market, as reported by the principal national or regional securities exchange on which our common stock is listed or otherwise as provided in the indenture.

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate, rounded to the nearest cent.

The initial conversion trigger price is $35.83, which is 130% of the initial conversion price per share of common stock, subject to adjustment upon occurrence of any of the events in respect of which the conversion rate would be subject to adjustment as described under “—Conversion procedures” below.

We will determine at the beginning of each fiscal quarter commencing at any time after September 30, 2007, whether the notes are convertible as a result of the price of our common stock and notify the trustee.

Conversion based on trading price of notes

Holders may surrender notes for conversion during any five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of that period was less than 98% of the product of the closing price of our common stock and the then applicable conversion rate (the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by us for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by us, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us, that one bid shall be used. If we cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the “closing price” of our common stock and the conversion rate per $1,000 principal amount of notes.

In connection with any conversion upon satisfaction of the trading price condition, we shall have no obligation to determine the trading price of the notes unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the number of shares of common stock then issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than 98% of the product of the closing price of our common stock and the number of shares then issuable upon conversion of $1,000 principal amount of the notes.

Conversion upon occurrence of specified corporate transactions

Conversions upon certain distributions

If we:

•
distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 45 days of the date of issuance, common stock at less than the average of the closing prices of our common stock for the five consecutive trading days ending on the date immediately preceding the declaration date for such distribution, or

•
distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the average of the closing prices of our common stock for the five consecutive trading days ending on the date immediately preceding the first public announcement of the distribution, we will notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution; provided that if we distribute rights pursuant to a stockholder rights agreement, we will notify the holders of the notes on the business day after we are required to give notice generally to our stockholders pursuant to such stockholder rights agreement if such date is less than 20 days prior to the date of such distribution. Once we have given the notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion provision upon the specified distributions above if holders of the notes will be entitled to participate in such distribution on an as-converted basis.

Conversions upon specified events

If we are party to any transaction or event (including, but not limited to, any consolidation, merger or binding share exchange, other than changes resulting from a subdivision or combination) pursuant to which all or substantially all shares of our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until the earlier of 15 days after the actual date of such transaction or the date that we announce that such transaction will not take place. We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction (but in no event less than 15 days prior to the effective date of such transaction, or, if such transaction also constitutes a fundamental change, no later than the date we provide notice of the occurrence of the fundamental change).

If such transaction also constitutes a fundamental change, the holder will be able to require us purchase all or portion of such holder’s notes as described under “—Purchase at holders’ option upon a fundamental change.” In addition, if a transaction described in clause (i), (iii) and (v) of the definition of “change of control” occurs, we will adjust the conversion rate for the notes tendered for conversion in connection with a fundamental change transaction, as described under “—Make whole premium upon a fundamental change.”

Notwithstanding the foregoing, notes will not become convertible by reason of a merger, consolidation or other transaction effected with one of our direct or indirect subsidiaries for the purpose of changing our state of incorporation to any other state within the United States or the District of Columbia.

Conversion upon a fundamental change

We will notify the holders of notes and the trustee at least 10 trading days prior to the anticipated effective date of any fundamental change, as defined below under “—Purchase at holders’ option upon a fundamental change.” Holders may surrender notes for conversion at any time beginning 10 trading days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change repurchase date.

Conversion in connection with a redemption upon a specified accounting change

If we choose to redeem the notes upon a specified accounting change, described under “—Optional redemption upon a specified accounting change,” holders may surrender their notes for conversion at any time beginning on the day of the notice of redemption until the trading day prior to the redemption date.

Conversion at maturity

Holders may surrender notes for conversion at any time during the one month period beginning on June 1, 2012 and ending at the close of business on the business day immediately preceding the maturity date.

Conversion procedures

To convert a note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

When a holder surrenders notes for conversion, the conversion agent may first offer the notes to a financial institution chosen by us for exchange in lieu of conversion. The designated institution will have the option, but not the obligation (unless separately agreed to by it and us at the time), to exchange those notes for the consideration that the holder of those notes would have been entitled to receive upon conversion. We may, but will not be obligated to, enter into a separate agreement with the financial institution which would compensate it for any such transaction. As soon as practicable following the conversion date, the designated institution or we, as the case may be, will deliver through the conversion agent such consideration that the holder of those notes would have been entitled to receive upon conversion. Delivery to the holder of such full consideration will be deemed to satisfy our obligation to pay the principal amount at maturity of the note whether made by us or by the designated institution. If the designated institution agrees to accept any notes but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes as agreed, we will, as promptly as practical thereafter, but not later than the third business day following the end of the conversion reference period, deliver such consideration.

On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible (or any cash in lieu thereof), together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, unless (1) such notes have been surrendered for conversion following the regular record date immediately preceding the maturity date, (2) we have specified a fundamental change purchase date which occurs after a record date and on or prior to the related interest payment date or (3) we have specified a redemption date, in which case no such payment will be required. In addition, no such payment will be required to the extent of any overdue interest, if any overdue interest exists as of the time of conversion.

The conversion rate will not be adjusted for accrued interest. For a discussion of the tax treatment of a conversion of the notes, see “Certain U.S. Federal Income Tax Considerations.”

We will adjust the conversion rate for certain events, including:

(1) the issuance of our common stock as a dividend or distribution to all of the holders of our common stock;

(2) subdivisions and combinations of our common stock;

(3) the issuance to all holders of our common stock of some rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

(4) the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities (but excluding those rights and warrants and convertible securities referred to in (3) above, dividends and distributions in connection with a reclassification, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration, or pursuant to any stockholder rights plan or dividends or distributions paid exclusively in cash);

(5) dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

(6) payments to holders of our common stock in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

If one or more events occur requiring an adjustment be made to the conversion rate for a particular period, adjustments to the conversion rate shall be determined by the our board of directors to reflect the combined impact of such conversion rate adjustment events during such period.

In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the Nasdaq Global Market or such other national or regional securities exchange or market on which the securities are then listed or quoted.

In addition, the indenture provides that upon conversion of the notes, holders will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any future stockholder rights plan. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to such rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

•	a statutory share exchange,

in each case, as a result of which holders of our common stock are entitled to receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the settlement of the conversion value will be based on the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which holders of our common stock receive in such business combination. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the notes shall be convertible from and after the effective date of such business combination into the form of consideration elected by a majority of our stockholders in such business combination. Appropriate provisions will be made, as determined in good faith by our board of directors, to preserve the net share settlement provisions of the notes following such business combination to the extent feasible. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date of any such business combination.

For U.S. federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See “Certain U.S. Federal Income Tax Considerations.” We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, upon any conversion of the notes, upon a fundamental change or five business days prior to maturity. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate.

Subject to applicable stock exchange rules and listing standards, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. Subject to applicable stock exchange rules and listing standards, we may also increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Upon determining that the holders are or will be entitled to convert their notes in accordance with these provisions, we will promptly issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information.

Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 47.1698 shares of our common stock per $1,000 principal amount of notes, which is subject to adjustment upon the occurrence of any of the events described in clauses (1) through (6) above.

Further, the applicable conversion rate will not be adjusted:

•
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•
upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued; or

•	for accrued and unpaid interest and additional interest owed, if any.

In no event will the number of shares issued upon any conversion exceed the aggregate share cap described under “—Conversion rights—General” above.

Purchase at holders’ option upon a fundamental change

If a fundamental change, as defined below, occurs, each holder of notes will have the right, subject to the terms and conditions of the indenture, to require us to repurchase all or any portion of that holder’s notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the fundamental change purchase date, that is not less than 30 nor more than 45 days after the later of the effective date of the fundamental change and the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such fundamental change purchase date is after a record date but on or prior to an interest payment date, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

As promptly as practicable following the date we publicly announce such transaction but in no event less than 10 trading days prior to the anticipated effective date of a fundamental change, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. Such notice will specify, among other things, the fundamental change purchase date. We must also deliver a copy of our notice to the trustee.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the fundamental change purchase date a fundamental change purchase notice stating among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes;

•	the principal amount of the withdrawn notes, which must be $1,000 or an integral multiple of $1,000; and

•	the principal amount, if any, of the notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act, which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of such note on the business day following the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

(i)
the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties and assets to another person other than to one or more of our wholly-owned subsidiaries;

(ii)	the adoption of a plan relating to the liquidation or dissolution of our company;

(iii)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock (measured by voting power rather than the number of shares), except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition;

(iv)	the first day on which a majority of the members of our board of directors are not continuing directors; or

(v)
our consolidation or merger with or into any person, or any consolidation or merger with or into us, in any such event pursuant to a transaction in which any of our voting stock is converted into or exchanged for cash, securities or other property, other than any such transaction where our voting stock outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee person (immediately after giving effect to such issuance).

Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of shares of common stock, or American Depositary Shares representing shares of common stock, traded on a U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the U.S., or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into cash in an amount equal to the lesser of $1,000 and the conversion value and, if the conversion value is greater than $1,000, payment of the excess value in the form of such common stock or American Depositary Shares, subject to the right to deliver cash in lieu of all or a portion of such remaining shares in substantially the same manner as described above; provided that, with respect to an entity organized under the laws of a jurisdiction outside the United States, such entity has a worldwide total market capitalization of its equity securities of at least three times our market capitalization before giving effect to the consolidation or merger.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock or American Depositary Shares or similar instruments into which the notes are convertible is neither listed for trading on a U.S. national securities exchange nor approved for quotation on an established automated over-the-counter securities markets in the United States or ceases to be traded or quoted in contemplation of a delisting or withdrawal of approval.

For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act. The term “continuing director” means, as of any date of determination, any member of our board of directors who was a member of our board of directors on the date of the original issuance of the notes or was nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such nomination or election. The term “voting stock” means all shares of capital stock of such person entitled to vote in elections of the board of directors, managers or trustees of such person.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to securityholders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

No notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.

The preceding provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of our indebtedness. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other indebtedness, if any.

Optional redemption upon a specified accounting change

We may redeem the notes in whole for cash from the date a specified accounting change has become effective until 90 days after the date such change became effective. We will give notice of redemption not less than 30 nor more than 60 days before the redemption date by mail to the trustee and each holder of notes. For purposes of this paragraph, the effective date of the specified accounting change shall mean the date the standards with respect to such specified accounting change under generally accepted accounting principles have been issued.

The redemption price for any such redemption is equal to 102% of the principal amount of the notes plus accrued and unpaid interest, to but excluding the redemption date.

“specified accounting change” means any changes in generally accepted accounting principles applicable to any net share settled convertible notes that require the Company to separately account for the liability and equity components of the notes, cause the notes to be remeasured at fair value with changes reported in earnings as they occur, cause notes to be treated under the if-converted method for earnings per share or otherwise cause an adverse accounting impact on the Company’s results of operations solely as a result of having issued the notes, provided that the Company’s board of directors determines, in its sole discretion, that such impact is material.

Make whole premium upon a fundamental change

If a fundamental change occurs that is either a termination of trading or an event specified in clauses (i), (iii) or (v) of the definition of “change of control” under “-Purchase at holders’ option upon a fundamental change,” we will pay, to the extent described below, a make whole premium if you convert your notes in connection with any such transaction by increasing the conversion rate applicable to such notes if and as required below. A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the effective date of the fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date. Any make whole premium will have the effect of increasing the amount of any cash, securities or other assets otherwise due to holders of notes upon conversion. Any increase in the applicable conversion rate will be determined by reference to the table below and will be based on the date on which the fundamental change becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the 10 trading days immediately prior to but not including the effective date of the fundamental change.

The following table shows the amount, if any, by which the applicable conversion rate will increase for each hypothetical stock price and effective date set forth below.

Make whole premium upon a fundamental change (increase in applicable conversion rate)

Stock price on effective date	June 20, 2007*	June 30, 2008	June 30, 2009	June 30, 2010	June 30, 2011	June 30, 2012
$21.20	10.8853	10.8853	10.8853	10.8853	10.8853	10.8853
$25.00	7.8277	7.6734	7.3829	6.8986	5.9690	3.7155
$27.56	6.4018	6.1674	5.7831	5.1800	4.0763	0.0000
$30.00	5.3592	5.0800	4.6496	3.9952	2.8499	0.0000
$40.00	2.8770	2.5727	2.1522	1.5770	0.7514	0.0000
$50.00	1.7491	1.4976	1.1723	0.7684	0.2884	0.0000
$60.00	1.1547	0.9603	0.7200	0.4458	0.1687	0.0000
$70.00	0.8056	0.6575	0.4827	0.2984	0.1215	0.0000
$80.00	0.5833	0.4724	0.3472	0.2162	0.0944	0.0000
$90.00	0.4409	0.3537	0.2592	0.1637	0.0751	0.0000
$100.00	0.3389	0.2700	0.1984	0.1269	0.0601	0.0000

* Original issue date of the notes.

The actual stock price and effective date may not be set forth on the table, in which case:

•
if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the amount of the conversion rate adjustment will be determined by a straight-line interpolation between the adjustment amounts set forth for the two stock prices and the two effective dates on the table.

•	if the stock price on the effective date exceeds $100.00 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made.

•	if the stock price on the effective date is less than $21.20 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under “—Conversion rights—Conversion procedures” above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “—Conversion rights—Conversion procedures,” other than by operation of an adjustment to the conversion rate by virtue of the make whole premium as described above.

Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 47.1698 shares of our common stock per $1,000 principal amount of notes, which is subject to adjustment upon the occurrence of any of the events described in clauses (1) through (6) under “—Conversion procedures.”

In no event will the number of shares issued upon any conversion exceed the aggregate share cap described under “—Conversion rights—General” above.

The additional shares, if any, or any cash delivered to satisfy our obligations to holders that convert their notes in connection with a fundamental change will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.

Our obligation to deliver the additional shares, or cash to satisfy our obligations, to holders that convert their notes in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Make whole premium upon a specified accounting change

If we choose to redeem the notes upon a specified accounting change, as described under “—Optional redemption upon a specified accounting change,” and a holder chooses to convert such holder’s notes as described under “—Conversion upon a specified accounting change,” we will pay, to the extent described below, a make whole premium in the form of an increase in applicable conversion rate, if you convert your notes between the date we give notice of the redemption and the day prior to the redemption date. Any make whole premium will have the effect of increasing the amount of cash or shares otherwise due to holders of notes upon conversion as described under “—Conversion rights—General.” The increase in the applicable conversion rate will be equal to the sum of (A) the number of shares indicated in the table under “—Make whole premium upon a fundamental change,” where the applicable “effective date” is the proposed redemption date and the applicable “stock price” is the average of the closing prices of our common stock for each of the ten trading days ending on the third trading day prior to the redemption date, referred to as the Average Price, and (B) an additional number of shares of common stock equal to $20 per $1,000 principal of notes divided by the Average Price.

Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 47.1698 shares of our common stock per $1,000 principal amount of notes, which is subject to adjustment upon the occurrence of any of the events described in clauses (1) through (6) under “—Conversion procedures.”

In no event will the number of shares issued upon any conversion exceed the aggregate share cap described under “—Conversion rights—General” above.

To the extent the Average Price is not one of the stock prices and/or the proposed redemption date is not one of the effective dates set forth on the table under “—Make whole premium upon a fundamental change,” relevant adjustments shall be made in the same manner as indicated in the paragraphs beneath the table under “—Make whole premium upon a fundamental change.”

Events of default and acceleration

The following are events of default under the indenture:

•
default in the payment of any principal amount or fundamental change purchase price due with respect to the notes, when the same becomes due and payable, whether at the final maturity date, upon purchase, redemption, acceleration or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

•
default in payment of any interest (including additional interest, if any) when due under the notes, which default continues for 30 days, whether or not such payment is prohibited by the subordination provisions of the indenture;

•	default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the notes, which default continues for 15 days;

•	our failure to provide notice of a fundamental change when due in accordance with the terms of the indenture;

•
our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and the continuance of such default without cure or waiver for a period of 60 days after receipt of such notice;

•
default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other of our indebtedness for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or us and the trustee by the holders of at least 25% in aggregate principal amount of the notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred;

•
our failure to pay final judgments aggregating in excess of $25 million (excluding therefrom any amount covered by insurance as to which the insurer has acknowledged in writing its coverage obligation), which judgments are not paid, discharged or stayed for a period of 60 days; and

•
certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X under the Securities Act).

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

Notwithstanding the foregoing, the indenture provides that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended, or Section 314(a)(1) requirements, will, for the first 60 days after the occurrence of such an event of default, consist exclusively of the right to receive special interest on the notes at an annual rate equal to 0.25% of the principal amount of notes. This special interest will be paid in arrears, on the first semi-annual interest payment date following the date on which the special interest began to accrue, with respect to all special interest accrued on or before such payment date, and, for any special interest accrued on or after such payment date, on the next semi-annual interest payment date thereafter. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture or with the Section 314(a)(1) requirements, as the case may be, first occurs to, but not including, the 60th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 60th day (or earlier, if the event of default is cured or waived prior to such 60th day), such special interest will cease to accrue and, if the event of default relating to the reporting obligations or the Section 314(a)(1) requirements has not been cured or waived prior to such 60th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of the holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Consolidation, merger or sale of assets

The indenture provides that we may not consolidate with or merge into any person (unless we are the surviving person) or convey, transfer or lease our properties and assets substantially as an entity to another person, unless:

•
the resulting, surviving or transferee person is a corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for U.S. federal tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

Modification

The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the note or change the time of payment;

•	make the note payable in money or securities other than that stated in the note;

•	change the stated maturity of the note;

•	reduce the principal amount or fundamental change purchase price with respect to the note;

•	reduce the amount payable upon redemption of any note or change the time at which or circumstances under which the note may be repurchased or redeemed;

•	reduce the conversion rate or make any change that adversely affects the conversion rights of a holder in any material respect other than as provided in the indenture;

•	make any change that adversely affects the right of a holder to require us to purchase the note;

•	impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note;

•	change the currency of payment of principal of, or interest on, the note;

•	modify the subordination provisions of the notes in a manner adverse to the holders of the notes; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Without the consent of any holder of notes, the trustee and we may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to increase the conversion rate;

•	to secure our obligations in respect of the notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•
to comply with the requirements of the SEC in connection with the registration of the public offer and sale of the notes under the Securities Act pursuant to the registration rights agreement entered into between us and the initial purchasers of the notes on June 20, 2007 or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	to add guarantees with respect to the notes;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•
waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock or cash, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

A modification of the notes might be deemed for U.S. federal tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, potentially resulting in recognition of gain or loss for such proposes and possibly other adverse tax consequences. You should consult your own tax advisors regarding the tax consequences of such a modification.

Discharge of the indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in respect of notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information concerning the trustee

The Bank of New York is currently the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

Global notes; book entry; form

The notes have been issued in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by us. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including any additional interest) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under “Transfer Restrictions.” Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

We entered into a registration rights agreement with the initial purchasers of the notes for the benefit of holders of the notes pursuant to which we have filed a shelf registration statement, of which this prospectus forms a part, with the SEC covering resales by holders of the notes and/or the common stock issuable upon conversion of the notes. We have agreed to use our commercially reasonable efforts to keep this registration statement effective until the earliest of

(1)	June 20, 2009,

(2)	the sale pursuant to the shelf registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes and

(3)
the date when the holders, other than holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise.

A holder who sells those securities pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions. If a shelf registration statement naming the holder and covering those securities is not effective, they may not be sold or otherwise transferred except in accordance with the provisions set forth under “Transfer Restrictions.”

We may, on one or more occasions, suspend the use of the prospectus, including as it may be supplemented, if our management determines to do so for valid business reasons, including circumstances relating to pending corporate developments and similar events or public filings with the SEC. Any such suspension shall not exceed 60 days in any three-month period or an aggregate of 120 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

Additional interest will accrue on the notes if either of the following events, each a “registration default,” occurs:

(a) the shelf registration statement shall cease to be effective or fail to be usable, except as permitted in the preceding paragraph, without being succeeded within seven business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the shelf registration statement to be effective or usable; or

(b) the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph,

from and including the day following the registration default to but excluding the day on which the registration default has been cured. Such additional interest will be paid semi-annually in arrears, with the interest payment due on the first interest payment date following the date on which such additional interest began to accrue, and will accrue at an additional rate per year equal to:

•	0.25% of the principal amount of the notes to and including the 90th day following such registration default; and

•	0.50% of the principal amount of the notes from and after the 91st day following such registration default.

In no event will additional interest accrue after the second anniversary of the date of issuance of the notes or at a rate per year exceeding 0.50% of the issue price of the notes. We will have no other liabilities for monetary damages with respect to any registration default. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any additional interest with respect to such common stock or the principal amount of the notes converted.

This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement.

Description of Our Capital Stock

General

Our amended and restated certificate of incorporation provides that our authorized capital stock consists of 150,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.01 par value. As of September 21, 2007, there were 87,437,026 shares of our common stock outstanding held of record by approximately 2,256 stockholders and no shares of preferred stock outstanding. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are only summaries, and we encourage you to review complete copies of our amended and restated certificate of incorporation and amended and restated bylaws, which we have previously filed with the SEC.

Common stock

Subject to the rights specifically granted to holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to vote together as a class on all matters submitted to a vote of our stockholders and are entitled to any dividends that may be declared by our board of directors. Our common stockholders do not have cumulative voting rights. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Our common stockholders have no preemptive rights to purchase shares of our common stock. The issued and outstanding shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to those of the holders of our Series A preferred stock, described below, and any other shares of our preferred stock we may issue in the future.

Preferred stock

General

We have one class of preferred stock, our Series A junior participating preferred stock, described below, that was designated in connection with our adoption of a rights plan in January 2000, also described below. Our board of directors may from time to time authorize the issuance of one or more additional classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to, among other things, issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting the payment of dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock;

•	delaying or preventing a change in control without further action by the stockholders; or

•	decreasing the market price of our common stock.

Series A junior participating preferred stock

Currently, there are no shares of our Series A junior participating preferred stock, par value $0.01 per share, referred to as our Series A preferred stock, outstanding. Such shares are issuable only in the event holders of our common stock exercise their “rights,” described below, to purchase such shares in accordance with the terms of our rights plan. Each share of Series A preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of shares of Series A preferred stock will be entitled to a minimum preferential liquidation payment of $1.00 per share but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Holders of shares of Series A preferred stock will have 1,000 votes per share and will vote together with the holders of our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, holders of our Series A preferred stock will be entitled to receive, per each share of Series A preferred stock, 1,000 times the amount received per each share of our common stock. These rights are protected by customary antidilution provisions. The Series A preferred stock is not redeemable.

Rights

General

On January 26, 2000, our board of directors declared a dividend of one preferred share purchase right, referred to as a right, for each outstanding share of common stock outstanding as of February 11, 2000, and on each share of common stock issued thereafter until the distribution date, described below. As a result, since such date, each share of common stock that has been issued and each share of common stock that is issued prior to the distribution date, including those issued in this offering, has and will have a right attached to it, so that all of our outstanding shares of our common stock have attached rights, until the distribution date.

Each right entitles its registered holder to purchase one one-thousandth (1,000th) of a share of our Series A preferred stock at a price of $6 per each one one-thousandth (1,000th) of a share, subject to adjustment in certain circumstances. Because of the nature of the dividend, liquidation and voting rights of the Series A preferred stock, the value of the one one-thousandth (1,000th) interest in a share of Series A preferred stock purchasable upon exercise of each right should approximate the value of one share of our common stock.

The description and terms of the rights are set forth in a Rights Agreement between us and Continental Stock Transfer & Trust Company, as rights agent, a copy of which has previously been filed by us with the SEC. The following description of the rights does not purport to be complete and is qualified in its entirety by reference to that agreement.

Until the earlier to occur of (a) 10 days following a public announcement that a person or group of affiliated or associated persons, referred to as an acquiring person, has acquired beneficial ownership of 15% or more of our outstanding common stock or (b) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock, the earlier of such dates being called the “distribution date,” each right is evidenced by the stock certificate of the share of common stock to which such right is attached.

The rights are not exercisable until the distribution date and they expire on January 26, 2010, unless such date is extended or unless they are earlier redeemed or exchanged by us, in each case as described below.

The terms of the rights may be amended by our board without the consent of the holders of the rights, including an amendment to lower thresholds described above within certain designated parameters.

Until a right is exercised, its holder, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

The rights have certain anti-takeover effects as described below. The rights may cause substantial dilution to a person or group that attempts to acquire our company upon terms not approved by our board of directors, and under certain circumstances the rights beneficially owned by such a person or group may become void. The rights should not interfere with any merger or other business combination which is approved by our board, since it may redeem the then outstanding rights as discussed above.

Anti-dilution adjustments

The purchase price payable and the number of shares of Series A preferred stock or other securities or property issuable upon exercise of the rights are each subject to adjustment under certain circumstances to prevent dilution: (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred stock, (ii) upon the grant to holders of the Series A preferred stock of certain rights, warrants or convertible securities exercisable for or convertible into shares of Series A preferred stock at a price that is less than the then-current market price of the Series A preferred stock or (iii) upon the distribution to holders of the Series A preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Series A preferred stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding rights and the number of one one-thousandths interests in a share of Series A preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of our common stock or a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

“Poison pill” adjustment

In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person and its affiliates, associates and transferees (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value equal to two times the then exercise price of the right. In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become an acquiring person in a transaction with such acquiring person or group, each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which, at the time of the transaction has a market value equal to two times the exercise price of the right. In each case, there are exceptions for transactions that have received the prior approval of our board of directors.

Our right to exchange

At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of our outstanding shares of common stock, our board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a shares of Series A preferred stock (or of a share of our preferred stock having equivalent rights, preferences and privileges), per right, subject to adjustment.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1%. No fractional shares of Series A preferred stock will be issued, other than fractions which are integral multiples of one one-thousandth of a share, and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A preferred stock on the last trading day prior to the date of exercise.

Our right to redeem

At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of our outstanding shares of common stock, our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right, payable in cash or shares of common stock. The redemption of the rights may be made effective at such time, on such basis, and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise them will terminate and the only remaining right of the holders with respect thereto will be to receive the redemption price.

Anti-takeover considerations and special provisions of Delaware Law, our certificate of incorporation and our bylaws

Delaware anti-takeover law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an interested stockholder);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder;

for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an interested stockholder, prior to the date of that transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•
on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Certificate of incorporation and bylaws

A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders. Provisions that grant our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof may discourage takeover attempts that are not first approved by our board of directors, including takeovers which may be considered by some stockholders to be in their best interests. Certain provisions could delay or impede the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

Meetings of stockholders.  Our bylaws provide that annual meetings of our stockholders may take place at the time and place established by our board of directors. A special meeting of our stockholders may be called at any time by the board or by any officer instructed by the directors to call the meeting.

Filling of board vacancies.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office.

Amendment of the Bylaws.  Our bylaws may be amended or repealed by our board of directors or our stockholders.

Transfer agent, warrant agent and registrar

Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Certain U.S. Federal Income Tax Considerations

To comply with Treasury Department Circular 230, you are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this prospectus and related materials is not intended or written to be relied upon, and cannot be relied upon, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code of 1986, as amended (the “Code”); (b) any such discussion is being used to support the promotion or marketing by us of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, and where noted, our common stock, as of the date of this prospectus. This summary applies only to a beneficial owner who holds the notes or common stock received upon conversion of the notes as a capital asset. This summary does not discuss any state, local or foreign tax consequences, nor does it deal with beneficial owners of notes or common stock that may be subject to special treatment for U.S. federal income tax purposes. For example, this summary does not address:

•
tax consequences to beneficial owners who are dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to beneficial owners holding the notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction, or a straddle;

•	tax consequences to foreign persons or entities, except to the extent specifically set forth below;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar; or

•	U.S. federal estate, gift or alternative minimum tax consequences, if any (except to the extent specifically discussed below in “—Non-U.S. holders—U.S. federal estate tax”).

The discussion below is based upon the provisions of the Code and U.S. Treasury regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those discussed below.

If a beneficial owner of notes is an entity classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are such an entity, or a partner in such an entity, you should consult your own tax advisor.

No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax consequences described below.

Prospective investors should consult their own tax advisor concerning the U.S. federal income and estate tax consequences in light of their particular situation and any consequences arising under the laws of any other taxing jurisdiction.

U.S. holders

The following discussion is a summary of the material U.S. federal income tax considerations that will apply to you if you are a U.S. holder of notes or shares of our common stock.

For purposes of this discussion, a U.S. holder is a beneficial owner of a note or common stock that is for U.S. federal tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons has authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Interest on the notes

It is expected, and this discussion assumes, that the notes will be issued for an amount equal to the principal amount and thus will not be issued with any original issue discount for U.S. federal tax purposes. Accordingly, if you are a U.S. holder, you will generally be required to recognize as ordinary income any interest paid or accrued on the notes in accordance with your regular method of accounting for U.S. federal income tax purposes.

In certain circumstances, we may pay amounts on the notes that are in excess of the stated interest on or principal of the notes. We intend to take the position that the possibility that any such payment will be made is remote so that such possibility will not affect the timing or amount of interest income that you recognize, as discussed above, unless and until any such excess payment is made. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take the position that the possibility of an excess payment is not remote, in which case the character and amount of taxable income in respect of the notes may be different from that described above. If we do pay amounts on the notes that are in excess of the stated interest on or principal of the notes, you should consult your own tax advisor about the tax treatment of such amounts.

Market Discount and Bond Premium.

If a U.S. holder has purchased a note for an amount less than its adjusted issue price, the difference is treated as market discount. Subject to a de minimis exception, gain realized on the maturity, sale, exchange or retirement of a market discount note will be treated as ordinary income to the extent of any accrued market discount not previously recognized (including in the case of an exchange note, any market discount accrued on the related outstanding note). A U.S. holder may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method. In that case, a U.S. holder’s tax basis in any such note will increase by such inclusions. An election to include market discount in income currently, once made, will apply to all market discount obligations acquired by the U.S. holder during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS. If a U.S. holder does not make such an election, in general, all or a portion of such holder’s interest expense on any indebtedness incurred or continued in order to purchase or carry any such notes may be deferred until the maturity of the note or certain earlier dispositions. Unless a U.S. holder elects to accrue market discount under a constant yield method, any market discount will accrue ratably during the period from the date of acquisition of the note to its maturity date.

If a U.S. holder purchased a note for an amount that is greater than its face value, such holder generally may elect to amortize that premium from the purchase date to the maturity date under a constant yield method. Amortizable premium generally can only offset interest income on such note and generally may not be deducted against other income. A U.S. holder’s basis in a note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by the holder during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS.

The rules regarding market discount and bond premium are complex. U.S. holders are urged to consult their own tax advisors regarding the application of such rules.

Sale, exchange, redemption or other disposition of the notes

Upon the sale, exchange (including an exchange with a designated financial institution in lieu of conversion), redemption, or other disposition (other than a conversion as described below) of a note, you will generally recognize gain or loss equal to the difference between your amount realized (including the amount of cash and the fair market value of property, if any, received) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the amount you paid for the note increased by the amounts of market discount previously included in income by you and reduced by any amortized bond premium deducted and principal payments received by you. Any gain you recognize generally will be treated as capital gain, except to the extent that there is accrued interest on such note that has not previously been included in your taxable income, which will be treated as ordinary interest income. Any loss you recognize will be treated as a capital loss. The deductibility of capital losses is subject to limitations. Any capital gain or loss that you recognize will be long-term capital gain or loss if you held the notes for more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax (effective for tax years through 2010).

Conversion of the notes

If you receive solely cash or property other than our common stock on the conversion of your notes, you will generally be subject to the rules described in “U.S. Holders—Sale, Exchange, Redemption or Other Disposition of the Notes.”

If you receive a combination of cash and our common stock upon the conversion of your notes, the U.S. federal income tax treatment to you is not entirely clear. We intend to take the position that the notes are “securities” for U.S. federal income tax purposes and that, as a result, the conversion will be treated as a “recapitalization.” Under such treatment, you will be required to recognize gain in an amount equal to the lesser of (i) the cash payment (reduced for cash in lieu of a fractional share and any portion of the payment which is attributable to accrued and unpaid interest) and (ii) the excess, if any, of the fair market value of the common stock and cash payment (less any amount attributable to accrued and unpaid interest) received in the conversion over your adjusted tax basis in the note at the time of the conversion. You generally will not be able to recognize any loss. Your tax basis in the common stock received (including any hypothetical fractional share deemed to be received by you), other than any common stock received with respect to accrued but unpaid interest, will be the same as your tax basis in the note that was converted, increased by the amount of gain recognized, if any, and reduced by the amount of the cash payment (less cash in lieu of a fractional share and cash attributable to accrued interest). Your holding period in the common stock received upon the conversion of the note would include the holding period of the note exchanged, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of conversion.

Alternatively, the cash payment might be treated as the proceeds from the redemption of a portion of the notes and taxed as described above in “-U.S. Holders-Sale, Exchange, Redemption or Other Disposition of the Notes,” and the common stock received would be treated as received upon a conversion of the notes, which generally would not be taxable to you except to the extent of any common stock received with respect to accrued interest. In such case, your tax basis in the notes would be allocated pro rata between the common stock received, any fractional share that is sold for cash and the portion of the notes that are treated as redeemed for cash. The holding period for the common stock received in the conversion would include the holding period for the notes.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as if we issued such fractional share upon conversion and repurchased it for the amount of the cash received. In general, you will recognize capital gain to the extent the amount of such cash exceeds your basis in the hypothetical fractional share (which will be the portion of your adjusted basis in the common stock received that is attributable to the fractional share) or capital loss to the extent the amount of your basis in the hypothetical fractional share exceeds the cash. Such gain or loss will be long-term capital gain or loss if you held the note more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax (effective for tax years through 2010).

Any cash and the value of any portion of common stock that is attributable to accrued interest on the notes not previously included in income would be taxed as ordinary income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued interest would begin the day after the date of conversion.

If you choose to convert notes in connection with a specified accounting change as described under “Description of Notes—Conversion upon a specified accounting change,” you should consult your own tax advisor regarding the tax consequences to you of the conversion rate adjustment provisions described above under “Description of Notes—Make whole premium upon a specified accounting change.”

Constructive distributions

The conversion price of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or, in the case of holders of our common stock, failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to you for U.S. federal income tax purposes. A make whole conversion rate adjustment upon an occurrence of a make whole event should not be treated as such an adjustment. Further, adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes will generally not be considered to result in a deemed distribution to you. Any deemed distribution to you will be subject to U.S. federal income tax in the same manner as an actual distribution received by you, as described under “—Distributions on Common Stock” below, even though you have not received any cash or other property as a result of such adjustments. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

Distributions on common stock

We do not expect to pay cash dividends on our common stock in the foreseeable future. However, distributions, if any, made with respect to our common stock that is received upon the conversion of a note will constitute dividends to the extent made out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If any such distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends received deduction if the U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at reduced rates (effective for tax years through 2010) if the U.S. holder meets certain holding period and other applicable requirements.

Sale or other disposition of common stock

You generally will recognize capital gain or loss on the sale or other taxable disposition of common stock that is received upon the conversion of a note equal to the difference between the amount realized and your tax basis in the common stock. Any capital gain or loss that you recognize will be long-term capital gain or loss if you held the stock for more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax (effective for tax years through 2010). The deductibility of capital losses is subject to limitations.

Possible effect of the change in conversion consideration after a business combination

In the event that we undergo a business combination as described under “Description of Notes - Conversion Rights - Conversion Procedures,” the conversion obligation may be adjusted so that you would be entitled to convert the notes into the type of consideration that you would have been entitled to receive upon the occurrence of such business combination had the notes been converted into our common stock immediately prior to the occurrence of such business combination, except that you will not be entitled to receive a make whole premium unless such notes are converted in connection with a fundamental change. Depending upon the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and a modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Backup withholding and information reporting

If you are a U.S. holder of notes or common stock, information reporting requirements will generally apply to all payments we make to you and the proceeds from a sale of a note or share of common stock received by you, unless you are a recipient such as a corporation which is exempt from information reporting requirements. In addition, backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number and certain other information, or a certification of exempt status, or if you fail to report in full interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders

The following is a summary of the material U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of our common stock. The term “non-U.S. holder” means a beneficial owner of a note or share of common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder (as defined above under “—U.S. holders”). Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax, or in certain circumstances, individuals who are U.S. expatriates. Such entities or individuals should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Interest on the Notes

If you are a non-U.S. holder, payments of interest on the notes generally will be exempt from withholding of U.S. federal income tax if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of our voting stock;

•	you are not a “controlled foreign corporation” that is related to us through sufficient stock ownership; and

•
interest on the notes is not effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, is not attributable to your permanent establishment in the United States).

The exemption from withholding described above and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN (or successor form) or appropriate substitute form to us or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. withholding tax, unless: (i) you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or (ii) the payments of interest are effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States) and you meet the certification requirements described below by providing a properly executed IRS Form W-8ECI.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business (and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States), you will be subject to U.S. federal income tax (but not the 30% withholding tax) on that interest income on a net basis at applicable individual or corporate rates in the same manner as if you were a U.S. holder as described above under “—U.S. holders-Interest on the notes.” In addition, if you are a foreign corporation, you may also be subject to a “branch profits tax” equal to 30% (or lower rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with a trade or business conducted by you in the United States. For this purpose, such interest will be included in your earnings and profits.

Sale, exchange, redemption, conversion or other disposition of the notes

You generally will not be subject to U.S. federal income tax on any gain on the sale, exchange (including an exchange with a designated financial institution in lieu of conversion), redemption, conversion or other disposition of a note unless:

•
the gain is effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States);

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	we are, or were within the shorter of the five-year period preceding such disposition and the period you held the note, a “United States real property holding corporation,” as discussed below.

We believe that we currently are not, and will not become, a United States real property holding corporation. Even if we are or were to become a United States real property holding corporation, so long as our common stock is regularly traded on an established securities market, only a non-U.S. holder (i) who owns more than 5% of the notes if the notes are regularly traded on an established securities market, (ii) who owns notes with a value greater than 5% of our common stock as of the latest date such notes were acquired if the notes are not traded on an established securities market, or (iii) who actually or constructively owns more than 5% of our common stock will be subject to U.S. federal income tax on the disposition thereof.

Non-U.S. holders that meet any of the ownership requirements discussed above are strongly encouraged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes and common stock.

Distributions on common stock

Any dividends paid to you with respect to the shares of common stock will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable tax treaty. However, dividends that are effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States) are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates in the same manner as if you were a U.S. holder as described above under “—U.S. holders— Distributions on common stock.” Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty).

In order to claim the benefit of a tax treaty or to claim an exemption from this withholding tax on effectively connected dividends, you must provide a properly executed IRS Form W-8BEN (or successor form) for treaty benefits or IRS Form W-8ECI (or successor form) for effectively connected dividends, prior to the payment of dividends. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Constructive distributions

Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend (see “—U.S. holders—Constructive distributions” above). Any such constructive distribution received by you will be treated in the same manner as an actual dividend received by you, as discussed above under “—Non-U.S. Holders—Distributions on Common Stock.” We intend to deduct U.S. federal withholding tax, if any, with respect to any such constructive dividend from interest payments on your notes or otherwise set off any such withholding tax payments against other payments of cash or common stock with respect to the notes. If we deduct U.S. federal withholding tax from interest payments on your notes under these circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of any tax withheld.

Sale, exchange, or redemption of shares of common stock

You will generally not be subject to U.S. federal income tax on any gains realized on the sale or exchange or other disposition of common stock unless one of the exceptions described in “—Non-U.S. Holders—Sale, Exchange, Redemption, Conversion or Other Disposition of the Notes” above is applicable to you.

U.S. federal estate tax

If you are a non-U.S. holder and also are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the U.S. federal estate tax will not apply to notes owned by you at the time of your death, provided that (1) at the time of your death you do not own actually or constructively 10% or more of the total combined voting power of all classes of our stock entitled to vote and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with a trade or business conducted by you in the United States. However, shares of our common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup withholding and information reporting

If you are a non-U.S. holder, payments of interest on a note and dividends on common stock, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

U.S. backup withholding tax generally will not apply to payments to you if a properly executed IRS Form W-8BEN is duly provided by you or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that the form is incorrect. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

In addition, if you are a non-U.S. holder you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or share of common stock within the United States or conducted through certain financial intermediaries, if the payor receives the certification described above, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Legal Matters

The validity of the notes offered hereby and of the shares of common stock issuable upon conversion of the notes will be passed upon for us by Blank Rome LLP, New York, New York.

Experts

The financial statements and schedule and management’s report on the effectiveness of internal control over financial reporting of Iconix Brand Group, Inc. incorporated by reference into this prospectus and the registration statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in its reports incorporated by reference herein, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Rocawear Licensing LLC incorporated by reference into this prospectus and the registration statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in its report incorporated by reference herein, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Mossimo, Inc. as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We are subject to the informational requirements of the Exchange Act and we file reports and other information with the SEC.

You may read and copy any of the reports, statements, or other information we file with the SEC at its Public Reference Section at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. In addition, the Nasdaq Stock Market maintains a Web site at http://www.nasdaq.com that contains reports, proxy statements and other information filed by us.

Our internet address is www.iconixbrand.com. We make available free of charge, on or through our web site, annual reports on form 10-K, quarterly reports on form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our web site is not part of this prospectus.

This prospectus constitutes a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and our securities we refer you to the registration statement and the accompanying exhibits and schedules. The registration statement may be inspected at the Public Reference Room maintained by the SEC at the address set forth in the first paragraph of this section. Statements contained in this prospectus regarding the contents of any contract or any other document filed as an exhibit are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.

Information Incorporated By Reference

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them. This means that we may disclose important information to you by referring you to other documents filed separately with the SEC. The information we incorporate by reference into this prospectus is legally deemed to be a part of this prospectus, except for any information superseded by other information contained in, or incorporated by reference into, this prospectus.

The following documents filed by us with the SEC are hereby incorporated by reference in this prospectus:

•	our current reports on Form 8-K filed with the SEC on February 27, 2007, March 9, 2007, March 15, 2007, April 5, 2007, May 7, 2007, June 20, 2007 and September 12, 2007;

•	our current reports on Form 8-K/A filed January 12, 2007 and April 25, 2007;

•	our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 15, 2007;

•	our quarterly report on Form 10-Q for the three months ended March 31, 2007, filed with the SEC on May 8, 2007;

•
our quarterly report on Form 10-Q for the three months ended June 30, 2007, filed with the SEC on August 8, 2007 and our quarterly report on Form 10-Q/A for the three months ended June 30, 2007 filed with the SEC on September 24, 2007;

•	all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement of which this prospectus forms a part; and

•
the description of our common stock and our preferred share purchase rights contained in our registration statements on Form 8-A, filed with the SEC and all amendments or reports filed by us for the purpose of updating those descriptions.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the dates of filing of such reports and other documents; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for such copies should be directed to our corporate secretary, at the following address or by calling the following telephone number:

Iconix Brand Group, Inc.
1450 Broadway
New York, New York 10018
(212) 730-0030

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (estimated except for the SEC Registration fee) are as follows:

SEC registration fee	$8,826.25
Accounting fees and expenses	$20,000.00
Legal fees and expenses	$40,000.00
Trustee’s fees and expenses	$12,500.00
Miscellaneous expenses	$5,000.00
Total	$86,326.25

None of the expenses listed above will be borne by the selling securityholders.

Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“GCL”) provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

Section 102(b) of the GCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director’s liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) of the GCL provides that no such limitation of liability may affect a director’s liability with respect to any of the following: (i) breaches of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the GCL; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunctive relief, specific performance or other equitable relief against directors.

Article Ninth of the registrant’s Certificate of Incorporation and the registrant’s By-laws provide that all persons who the registrant is empowered to indemnify pursuant to the provisions of Section 145 of the GCL (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the registrant to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

Article Tenth of the registrant’s Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The registrant’s employment agreements with Mr. Neil Cole, its chief executive officer, Mr. Andrew Tarshis, its senior vice president and general counsel, and Ms. Deborah Sorell Stehr, its senior vice president—business affairs and licensing, generally provide that the registrant shall indemnify each of them for the consequences of all acts and decisions made by such person while performing services for the registrant. Mr. Cole’s employment agreement also requires that the registrant use its best efforts to obtain directors’ and officers’ liability insurance for him and the employment agreements for Mr. Tarshis and Ms. Stehr provide that such persons will be added to the registrant’s directors’ and officers’ liability insurance.

The registrant has obtained an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

The indemnification provisions in the registrant’s certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of its directors and officers for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

4.1	Indenture dated June 20, 2007 between the Company and The Bank of New York (1)

4.2	Registration Rights Agreement dated June 20, 2007 among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers, Inc. (1)

5	Opinion of Blank Rome LLP

12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm of Iconix Brand Group, Inc.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Mossimo, Inc.

23.3	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm of Rocawear Licensing LLC

23.4	Consent of Blank Rome LLP (included in Exhibit 5 hereto)

24	Power of Attorney (included on the signature page of the Registration Statement)

25	Form of T-1 Statement of Eligibility of the Trustee under the Indenture

(1)	Filed as an exhibit to the Company’s Current Report on Form 8-K for the event dated June 14, 2007, and incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering prices set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Age of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 24th day of September, 2007.

ICONIX BRAND GROUP, INC.

By:	/s/ Neil Cole
Neil Cole
President and Chief Executive Officer

Each person whose signature appears below authorizes each of Neil Cole and Warren Clamen, or either of them acting individually, as his true and lawful attorney-in-fact, each with full power of substitution, to sign the Registration Statement on Form S-3 of Iconix Brand Group, Inc., including any and all pre-effective and post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Neil Cole	Chief Executive Officer, President and	September 24, 2007
Neil Cole	Director (Principal Executive Officer)

/s/ Warren Clamen	Chief Financial Officer (Principal Financial	September 24, 2007
Warren Clamen	and Accounting Officer)

/s/ Drew Cohen	Director	September 24, 2007
Drew Cohen

/s/ F. Peter Cuneo	Director	September 24, 2007
F. Peter Cuneo

/s/ Barry Emanuel	Director	September 24, 2007
Barry Emanuel

/s/ Michael Friedman	Director	September 24, 2007
Michael Friedman

/s/ Steven Mendelow	Director	September 24, 2007
Steven Mendelow